Exhibit 10.26

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SCISSORTAIL ENERGY, LLC

HAMILTON SCISSORTAIL LLC,

SCISSORTAIL HOLDINGS, LLC,

JAY A. PRECOURT,

FREDERIC C. HAMILTON,

COPANO ENERGY, L.L.C.

and

COPANO ENERGY/ROCKY MOUNTAINS AND MID-CONTINENT, L.L.C.

dated as of

June 20, 2005

TABLE OF CONTENTS

§1.	Definitions

§2.	Purchase and Sale of Membership Interests
	(a)	Basic Transaction
	(b)	Purchase Price
	(c)	Net Working Capital
	(d)	Closing
	(e)	Deliveries at Closing
	(f)	Purchase Price Allocation

§3.	Representations and Warranties Concerning Transaction
	(a)	Sellers’ Representations and Warranties
	(b)	Buyer’s Representations and Warranties

§4.	Representations and Warranties of the Company
	(a)	Organization, Qualification, and Power
	(b)	Non-contravention
	(c)	Brokers’ Fees
	(d)	Tangible Assets
	(e)	Subsidiaries
	(f)	Financial Statements; Internal Controls; Undisclosed Liabilities
	(g)	Subsequent Events
	(h)	Legal Compliance
	(i)	Tax Matters
	(j)	Real Property
	(k)	Intellectual Property
	(l)	Contracts
	(m)	Powers of Attorney
	(n)	Litigation
	(o)	Employee Benefits
	(p)	Employees
	(q)	Permits
	(r)	Environmental Matters
	(s)	Certain Business Relationships with Company
	(t)	Insurance
	(u)	Governmental Regulation
	(v)	Disclaimer of Other Representations and Warranties

§5.	Pre-Closing Covenants
	(a)	General
	(b)	Notices and Consents
	(c)	Operation of Business
	(d)	Full Access
	(e)	Notice of Developments
	(f)	Exclusivity
	(g)	Southern Dome
	(h)	Expansion of Insurance Policies

§6.	Post-Closing Covenants
	(a)	General
	(b)	Litigation Support
	(c)	Reporting Procedures Under Section 751
	(d)	Employee Matters
	(e)	Tax Matters
	(f)	Company Confidential Information
	(g)	Financial Statements
	(h)	Right to Name

i

	(i)	Non-Competition and Non-Solicitation Covenant

§7.	Conditions to Obligation to Close
	(a)	Conditions to Buyer’s Obligation
	(b)	Conditions to Each Seller’s Obligation

§8.	Remedies for Breaches of This Agreement
	(a)	Survival of Representations, Warranties and Covenants
	(b)	Indemnification Provisions for Buyer’s Benefit
	(c)	Indemnification Provisions for Sellers’ Benefit
	(d)	Matters Involving Third Parties
	(e)	Matters not Involving Third Party Claims
	(f)	Claims Against Escrow Amount
	(g)	Payment of Claims
	(h)	Determination of Adverse Consequences
	(i)	Exclusive Remedy
	(j)	Limitation on Damages

§9.	Termination
	(a)	Termination of Agreement
	(b)	Effect of Termination

§10.	Miscellaneous
	(a)	Nature of Sellers’ Obligations
	(b)	Press Releases and Public Announcements
	(c)	No Third-Party Beneficiaries
	(d)	Entire Agreement
	(e)	Succession and Assignment
	(f)	Counterparts
	(g)	Headings
	(h)	Notices
	(i)	Governing Law
	(j)	Arbitration
	(k)	Amendments and Waivers
	(l)	Severability
	(m)	Expenses
	(n)	Buyer Parent Guaranty
	(o)	Individual Joinder
	(p)	Construction
	(q)	Incorporation of Exhibits, Annexes, and Schedules
	(r)	Bold and/or Capitalized Letters

ii

Exhibit A	—	Escrow Agreement
Exhibit B	—	Bank of America Commitment Letter
Exhibit C	—	Financial Statements
Exhibit D	—	Pre-Closing Buyer Escrow Agreement
Exhibit E	—	Pre-Closing Sellers Escrow Agreement
Exhibit F	—	Terms of Agreements Related to the Excluded Subsidiary
Exhibit G	—	Terms of Expanded Insurance Policy
Exhibit H	—	Non-Competition Area
Exhibit I	—	Form of Employment Agreement

Annex I	—	Exceptions to Sellers’ Representations and Warranties Concerning Transaction
Annex II	—	Exceptions to Buyer’s Representations and Warranties Concerning Transaction
Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning the Company and Certain Other Exceptions and Disclosures

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of June 20, 2005, by and among ScissorTail Energy, LLC, a Delaware limited liability company (the “Company”), Hamilton ScissorTail LLC, a Colorado limited liability company (“Hamilton LLC”) and ScissorTail Holdings, LLC, a Delaware limited liability company (“Holdings LLC”) together with Hamilton LLC the “Sellers” and each a “Seller”), Jay A. Precourt, Frederic C. Hamilton, Copano Energy, L.L.C., a Delaware limited liability company (“Buyer Parent”), and Copano Energy/Rocky Mountains and Mid-Continent, L.L.C., a Delaware limited liability company (“Buyer”). Each of the Company, Buyer Parent, Buyer and Sellers as a group are referred in this Agreement as a “Party” and collectively as the “Parties.”  Jay A. Precourt joins as a signatory to this Agreement solely and exclusively with respect to the covenants set forth in §6(f), (i) and (j) and for no other purpose, and Frederic C. Hamilton joins as a signatory to this Agreement solely and exclusively with respect to the covenants set forth in §6(i) and (f) and for no other purpose.

Sellers in the aggregate own 100% of the outstanding membership interests (the “Membership Interests”) of the Company.

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, the Membership Interests of the Company in return for cash.

Now, therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

§1.                               Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Actual Working Capital Statement” has the meaning set forth in §2(c)(ii).

“Adverse Consequences” means all Proceedings, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, remedial obligations, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

“Allocable Portion” means with respect to the share of any Seller in a particular amount that fraction equal to 75% as to Holdings LLC and 25% as to Hamilton LLC.

“Applicable Rate” as of any date means the Prime Rate as published in the “Money Rates” section of the Wall Street Journal.

“Assets” means all of the Company’s right, title and interest in and to all of the assets that are used in its business, including (a) real property, pipeline systems, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights of way, and other appurtenants thereto, (b) tangible personal property (such as machinery, equipment, linefill, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, pickup and other trucks, tractors, vehicles, rail cars, compressors, trailers, tools, jigs, and dies), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) Permits, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, studies, reports, business and strategic plans and other printed or written materials, and (k) rights in and with respect to the assets associated with its Employee Benefit Plans, but excluding the membership interests in the Excluded Subsidiary.

“Audited Financial Statements” has the meaning set forth in §4(f)(i).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are closed in the City of New York.

“Business of Southern Dome” means the purchase, sale, gathering, processing, fractionating, compression and transportation of natural gas and related by-products from the Southern Dome Prospect by and through contract rights and facilities owned or to be acquired by the Excluded Subsidiary.

“Buyer” has the meaning set forth in the preface.

“Buyer Benefit Plan” has the meaning set forth in §6(d)(ii).

“Buyer Parent” has the meaning set forth in the preface.

“Change of Control Agreements” shall mean the following agreements:  (i) Long Term Profits Participation Agreement, dated February 17, 2005, by and between the Company and Sharon Robinson, (ii) Long Term Profits Participation Agreement, dated March 2, 2005, by and between the Company and John Raber, (iii) Long Term Profits Participation Agreement, dated February 17, 2005, by and between the Company and Bruce Roderick, (iv) Long Term Profits Participation Agreement, dated February 22, 2005, by and between the Company and Lee Fiegener, (v) Long Term Profits Participation Agreement, dated February 17, 2005, by and between the Company and Tom Coleman and (vi) Change of Control Agreement, dated June 8, 2005, by and between the Company and John E. Elgin.

“Claim for Indemnification” means a written notice by Buyer or Sellers to the other asserting a claim under §8 delivered in accordance with the Escrow Agreement or §10(h), as the case may be; provided, however, that such notice shall be sufficient if it provides a general description of the Adverse Consequences that the Indemnified Party may suffer, with an estimate of the extent of the dollar amount of Adverse Consequences.

“Closing” has the meaning set forth in §2(d).

“Closing Date” has the meaning set forth in §2(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface.

“Confidential Information” means any information concerning the business and affairs of Company that is not already generally available to the public.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Covered Persons” has the meaning set forth in §6(d)(iii).

“Credit Facility” means the Amended and Restated Loan and Security Agreement dated as of May 30, 2003, as amended, among the Company, the lenders named therein and Bank of America, N.A. as agent for such lenders.

“Current Assets” means the current Assets of the Company, excluding the Oxley Receivable, in all cases as such amounts are shown on the Company’s balance sheet, determined in accordance with GAAP applied consistently with the Company’s past practices, other than imbalances, if any, which shall be marked to market.

“Current Liabilities” means the current liabilities of the Company, excluding amounts accrued in respect of overpayments from Oneok Energy Services, in all cases as such amounts are shown on the Company’s balance sheet, determined in accordance with GAAP (except as set forth in §4(f)(iv) of the Disclosure Schedule) applied consistently with the Company’s past practices, other than imbalances, if any, which shall be marked to market.  For the avoidance of doubt, any amounts that become due and payable under the Change of Control Agreements as a result of the transactions contemplated by this Agreement (and are not paid by the Company prior to Closing) shall be deemed to be Current Liabilities as of the Closing Date.

“Disclosure Schedule” has the meaning set forth in §4.

“Duke Agreement” that certain Purchase and Sale Agreement dated May 1, 2003 among the Company, United LP Gas, LLC and Duke Energy Field Services, LP.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other material employee benefit compensation plan, program or arrangement.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Law” means any and all Laws, statutes, ordinances, rules, or regulations of any Governmental Authority pertaining to the protection of the environment or natural resources or to Hazardous Materials in any and all jurisdictions in which the Company owns property or conducts business or in which the Assets are located, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970 (to the extent relating to environmental matters), the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local Laws implementing or substantially equivalent to the foregoing federal Laws, and any state or local Laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments, all as amended through the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code §414 or ERISA §4001.

“Escrow Agent” means JP Morgan Chase Bank, or such other escrow agent mutually agreeable to Buyer and Sellers, as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, in the form of Exhibit A to this Agreement, to be entered into by the Company, Sellers, Buyer and Escrow Agent at the Closing.

“Escrow Amount” has the meaning set forth in §2(b).

“Estimated Allocation Schedule” has the meaning set forth in §2(f).

“Estimated Net Working Capital” has the meaning set forth in §2(c).

“Exchange Act” has the meaning set forth in §7(a)(xi).

“Excluded Subsidiary” means the Company’s wholly owned Subsidiary, Southern Dome, LLC, a Delaware limited liability company.

“Existing Policy” has the meaning set forth in §5(h).

“Expanded Insurance Policy” has the meaning set forth in §5(h).

“Final Allocation Schedule” has the meaning set forth in §2(f).

“Financial Statements” has the meaning set forth in §4(f).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authorities” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hamilton Base Amount” has the meaning set forth in §2(b).

“Hamilton LLC” has the meaning set forth in the preface.

“Hamilton Purchase Price” has the meaning set forth in §2(b).

“Hazardous Materials” means: (a) any chemicals, materials or substances defined or included in the definition of “hazardous substance,” “hazardous material,” “toxic substance,” “solid waste,” “pollutant,” “contaminant,” or words of similar import, under any applicable Environmental Law and (b) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints, polychlorinated biphenyls, and any waste or spilled petroleum (including, without limitation, crude oil or any faction thereof), petroleum products, natural gas liquids, or natural gas condensate (but excluding petroleum, petroleum products, natural gas liquids, or natural gas condensate that has not been Released).

“Holdings Base Amount” has the meaning set forth in §2(b).

“Holdings LLC” has the meaning set forth in the preface.

“Holdings Purchase Price” has the meaning set forth in §2(b).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act or any successor law.

“Indemnified Party” has the meaning set forth in §8(d)(i).

“Indemnifying Party” has the meaning set forth in §8(d)(i).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge of Buyer” means actual knowledge without independent investigation of the individuals listed in §1(a) of the Disclosure Schedule.

“Knowledge of the Company” means actual knowledge without independent investigation of the individuals listed in §1(b) of the Disclosure Schedule

“Knowledge of either Seller” means actual knowledge without independent investigation of the individuals listed in §1(c) of the Disclosure Schedule.

“Laws” means all applicable statutes, laws (including common law), regulations, rules, rulings, ordinances, orders, restrictions, requirements, writs, judgments, injunctions, decrees and other official acts of or by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Company’s business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest or restriction (whether on voting, sale, transfer, disposition or otherwise).

“LLC Agreement” has the meaning set forth in §3(a)(v).

“Material Adverse Effect” or “Material Adverse Change” means any effect, event, circumstance or occurrence or change that is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities or obligations of the Company, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a)

any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, (2) national or international political or social conditions, including the engagement or continuation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security, commodity or market index), (4) changes in United States generally accepted accounting principles (5) changes in Laws or other binding directives issued by any Governmental Authority, or (6) the taking of any action required by this Agreement; provided that none of the changes, events, developments or effects described in clauses (1) through (5) specifically relate to or have the effect of specifically relating to or having a materially disproportionate effect on the Company relative to most other industry participants in the midstream natural gas industry and (b) any adverse change in or effect on the business of the Company arising after the date of this Agreement that is cured by a Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to §9 of this Agreement.  For purposes of this Agreement, (i) any reference to “Material Adverse Effect” in any representation or warranty contained in §4 of this Agreement shall be deemed to include any event, circumstance or occurrence or change that has or could reasonably be expected to result in Adverse Consequences of at least $2,000,000 and (ii) any reference to “material” in respect to any representation or warranty contained in §4 of this Agreement shall be deemed to include any event, circumstance, occurrence or change that has or could reasonably be expected to result in Adverse Consequences of at least $500,000.

“Material Leases” has the meaning set forth in §4(j)(ii).

“Membership Interests” has the meaning set forth in the preface.

“Net Working Capital” means an amount (which may be a positive or negative number) equal to the difference between the Company’s (a) Current Assets and Other Assets and (b) Current Liabilities, indebtedness in respect of borrowed money and capital leases as recorded in accordance with GAAP and not otherwise included in Current Liabilities, and as determined in accordance with §1(d) of the Disclosure Schedule.

“Octagon Agreement” means that certain Stock and Asset Purchase Agreement entered into as of June 29, 2000, among the Company, Octagon Resources, Inc., and G. Curtis Harris.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency.

“Other Assets” means the sum of (a) the costs incurred prior to Closing for capital improvements that have been or will be placed in service after December 31, 2004, not to exceed $6,000,000 (unless otherwise agreed in writing by Buyer and excluding any capital improvements made on behalf of the Excluded Subsidiary), plus (b) those assets denominated as such on the Company’s regularly prepared balance sheets in accordance with GAAP to the extent not included in Current Assets.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company.

“Oxley Receivable” means the imbalance receivable described in the third paragraph of §4(f)(iv) of the Disclosure Schedule.

“Party” has the meaning set forth in the preface.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises and similar rights and privileges granted by a Governmental Authority.

“Permitted Encumbrances” means: (a) real estate Taxes, assessments and other levies, fees, or charges imposed by a Governmental Authority that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith by appropriate Proceedings; (b) any Lien consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate any Asset of the Company or to limit the use of such Asset in any manner which does not materially impair the use of such Asset for the purposes for which it is held by the Company or (ii) obligations or duties to any Governmental Authority with respect to any Permit relating to any period after Closing and the rights reserved or vested in any Governmental Authority to terminate any such Permit or to condemn or expropriate any property; (c) mechanics Liens and similar Liens for labor, materials, or supplies provided with respect to Owned Real Property incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, have a Material Adverse Effect or (ii) being contested in good faith by appropriate Proceedings; (d) zoning, building codes, and other land use Laws regulating the use or occupancy of Owned Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Owned Real Property; (e) any Lien for financing secured by Assets that is an obligation of the Company that will not be paid off at Closing and is listed on §1(e) of the Disclosure Schedule; and (f) easements, servitudes, rights-of-way, covenants, conditions, restrictions, and other similar matters affecting title to Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Company taken as a whole.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (including any department, agency, or political subdivision thereof).

“Pipeline Rights” has the meaning set forth in §4(j)(iii).

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Proceeding” means any action, suit, claim, investigation, review or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.

“Purchase Price” has the meaning set forth in §2(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into or upon the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material and which are not empty as defined by 40 C.F.R. §261.7(b)).

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the preface.

“Southern Dome Prospect” means the area covered by Township 10 north, Ranges 1 west, 2 west and 3 west; Township 11 north, Ranges 1 west, 2 west and 3 west; Township 12 north, Ranges 1 west, 2 west and 3 west all in the state of Oklahoma.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Substantial Buyer Breach” has the meaning set forth in §5(e)(viii).

“Substantial Seller Breach” has the meaning set forth in §5(e)(vi).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold” has the meaning set forth in §8(b)(iii).

“Third-Party Claim” has the meaning set forth in §8(d).

“Unaudited Financial Statements” has the meaning set forth in §4(f).

“Working Capital True Up” has the meaning set forth in §2(c)(ii).

§2.                               Purchase and Sale of Membership Interests.

(a)                                 Basic Transaction.  On the terms and subject to the conditions of this Agreement and at Closing, Buyer agrees to purchase from each Seller, and each Seller severally agrees to sell to Buyer, the following Membership Interests, free and clear of all Liens, for the consideration specified below in this §2:

Seller	Membership Interests to be Sold to Buyer

Holdings LLC	75.00%

Hamilton LLC	25.00%

Total	100.00%

(b)                                 Purchase Price.  At Closing, Buyer agrees to pay (x) to Holdings LLC (i) $375,000,000 (the “Holdings Base Amount”) plus (ii) its Allocable Portion of the Estimated Net Working Capital as calculated in §2(c)(i) (together with the Holdings Base Amount, the “Holdings Purchase Price”), and (y) to Hamilton LLC (i) $125,000,000 (the “Hamilton Base Amount”) plus (ii) its Allocable Portion of the Estimated Net Working Capital as calculated in §2(c)(i) (together with the Hamilton Base Amount, the “Hamilton Purchase Price”, and the Hamilton Purchase Price together with the Holdings Purchase Price, the “Purchase Price”) by delivery of cash payable by wire transfer in accordance with the instructions provided by Sellers; provided, however, that in lieu of delivery to Sellers, Buyer shall deposit (A) Fifteen Million Dollars ($15,000,000) of the Holdings Purchase Price and Five Million Dollars ($5,000,000) of the Hamilton Purchase Price into escrow at the Closing (such amounts, in the aggregate, the “Escrow Amount”) on the terms and subject to the conditions of the Escrow Agreement and (B) such amount, if any, required to be deposited in the Pre-Closing Buyer Escrow Fund pursuant to §5(e)(v) or §5(e)(vi) to be held on the terms and subject to the conditions of the Pre-Closing Buyer Escrow Agreement. The Purchase Price shall be increased or decreased, as the case may be, after Closing by the aggregate of the Working Capital True Up pursuant to §2(c), and any increase or decrease shall be allocated among Sellers in accordance with their Allocable Portions.

(c)                                  Net Working Capital.

(i)                                     At least five (5) Business Days prior to Closing, Sellers will cause the Company to deliver to Buyer in writing a good faith determination of the estimated Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), together with such supporting documentation and other data as is reasonably requested by Buyer.  The Estimated Net Working Capital shall reflect any distributions to be declared by the Company to Sellers prior to the Closing.

(ii)                                  As soon as reasonably practicable, but in any event no later than ninety (90) days following Closing, Buyer shall cause the Company to prepare and deliver to Buyer and Sellers a written statement (the “Actual Working Capital Statement”), prepared by the Chief Financial Officer of the Company, certifying the actual amount of Net Working Capital on the Closing Date, upon which a payment (the “Working Capital True Up”) will be based, and setting forth the calculation of such amount. The Working Capital True Up may be a positive or negative number and shall be an amount equal to (A) the Company’s actual amount of Net Working Capital on the Closing Date, less (B) the Estimated Net Working Capital. If, within fifteen (15) Business Days following delivery of the Actual Working Capital Statement to Buyer and Sellers, Sellers shall not have given Buyer notice of Sellers’ objection to the computation of the Working Capital True Up (which notice shall contain a statement of the basis of such objection), then the amount of Working Capital True Up at the Closing Date will be final and binding upon the Parties, absent manifest error. If Sellers give notice to Buyer of Sellers’ objection, and Buyer and Sellers are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, such issues will be submitted for resolution to Ernst & Young LLP, independent certified public accountants, or if Ernst & Young is unable or unwilling to serve in such role, such other independent certified public accountants that is selected by Buyer and Sellers (the “Neutral Auditor”). The Neutral Auditor shall be engaged by the Company within fifteen (15) days after the expiration of the thirty (30) day period set forth in the preceding sentence. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate (including inquiry of such experts in the gas gathering and processing industry as it deems necessary and advisable), and shall permit each of Buyer and Sellers to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and written presentations from Buyer and Sellers jointly to be completely submitted within thirty (30) days after the Neutral Auditor has been engaged. Within thirty (30) days after submission of such facts, documents and written presentations, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack; provided that the Neutral Auditor shall not assign a value to any particular disputed item greater than the greatest value for such item claimed by Buyer or Sellers or less that the smallest value for such item claimed by Buyer or Sellers.  All costs of the dispute resolution process contemplated by this §2(c)(ii) (including, without limitation, the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (that is, either Buyer or Sellers jointly) who is the least successful in such process, as determined by the Neutral Auditor, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the Neutral Auditor on all disputed matters taken together. If the Neutral Auditor determines that Sellers shall bear such costs each Seller shall bear its Allocable Portion. For purposes of the second preceding sentence: the

“disputed matters” shall be all matters raised in Sellers’ notice of objection provided pursuant to the fourth sentence of this §2(c)(ii) and the “position asserted” by Sellers and by Buyer shall be determined by reference to the written presentations submitted pursuant to the sixth sentence of this §2(c)(ii). The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.

(iii)                               Within five (5) Business Days of the completion of the computations required by §2(c)(ii), if the Working Capital True Up is a positive number, it shall be paid by Buyer to Sellers in their Allocable Portions, and if it is a negative number, it shall be paid by Sellers in their Allocable Portions to Buyer, in either case by wire transfer of immediately available funds.

(iv)                              Except as set forth in this §2(c), Buyer and Sellers jointly shall each bear their own expenses incurred in connection with the preparation and review of the Actual Working Capital Statement, with Sellers bearing their Allocable Portion of such expenses.

(d)                                 Closing.  The closing of the transactions contemplated by this Agreement with respect to the sale by Sellers of Membership Interests (“Closing”) shall take place at the offices of Bartlit Beck Herman Palenchar & Scott LLP in Denver, Colorado commencing at 9:00 a.m. local time on the later to occur of August 1, 2005 (with an effective time of 12:01 a.m.) and the last Business Day of the month during which the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties are required to take at Closing itself) or such other date as Buyer and Sellers may mutually determine (the “Closing Date”).  Notwithstanding the foregoing, (a) in no event shall Buyer be obligated to purchase any Membership Interests pursuant to this Agreement if either of Sellers defaults in its obligation to sell its Membership Interests to Buyer and (b) if Buyer purchases any Membership Interests pursuant to this Agreement, Buyer shall purchase all of the Membership Interests of Sellers pursuant to this Agreement.

(e)                                  Deliveries at Closing.  At Closing, (i) each Seller will deliver to Buyer the various certificates, instruments, and documents referred to in §7(a), (ii) Buyer will deliver to each Seller the various certificates, instruments, and documents referred to in §7(b), (iii) each Seller will deliver to Buyer an instrument of assignment transferring to Buyer all of Seller’s right, title and interest in and to the percentage of Membership Interests to be sold by such Seller to Buyer as set forth in §2(a), (iv) Buyer will deliver to each Seller the consideration specified in §2(b), (v) Buyer will deliver the Escrow Amount to the Escrow Agent to hold pursuant to the Escrow Agreement, (vi) each Seller will deliver to Buyer a certificate of good standing, existence or similar document with respect to such Seller and the Company issued by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than five (5) days prior to the Closing Date, (v) Buyer will deliver to such Seller a certificate of good standing, existence or similar document with respect to Buyer Parent and Buyer issued by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than five (5) days prior to the Closing Date, (vi) Sellers will deliver the written resignations of Jay A. Precourt, John E. Elgin and each other manager and director of the Company designated in writing by Buyer at least five Business Days prior to the Closing Date, such resignations to be effective concurrently with the Closing on the Closing Date, (vii) each Seller will deliver resolutions of the Board of Directors or other managing body of each Seller and the Company authorizing the execution, delivery and performance of this Agreement and a certificate of an officer of each Seller and the Company, dated as of the Closing Date, to the effect that such resolutions were duly adopted and are in full force and effect and (viii) each Seller will deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by Buyer prior to the Closing Date to consummate the transactions contemplated by this Agreement.

(f)                                   Purchase Price Allocation. The Purchase Price shall be allocated among the Assets in accordance with the estimated allocation schedule (the “Estimated Allocation Schedule”) set forth on §2(f) of the Disclosure Schedule. After Closing, Sellers and Buyer shall jointly prepare a final allocation schedule (the “Final Allocation Schedule”) that will be mutually acceptable to the Parties.  Should Sellers and Buyer fail to mutually agree upon a Final Allocation Schedule with forty-five (45) days after Closing, the issue shall be subject to the Dispute resolution provisions of Section 10(j).  The Parties agree that they will not take nor will they permit any Affiliate to take, for income tax purposes, any position inconsistent with the Final Allocation Schedule. Upon resolution of any Disputes, or in the event there are no Disputes, the Final Allocation Schedule shall be signed by the Parties.

§3.                               Representations and Warranties Concerning Transaction.

(a)                                  Sellers’ Representations and Warranties.  Each Seller represents and warrants to Buyer (subject to the limitations set forth in §10(a)(i)) that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3 (a)) with respect to itself, except as set forth in Annex I attached hereto.

(i)                                     Organization.  Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation.

(ii)                                  Authorization of Transaction.  Seller has requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by each Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or to effect the legality, validity, binding effect or enforceability of this Agreement.  The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Seller.

(iii)                               Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any Law or other restriction of any Governmental Authority to which Seller is subject or any provision of its certificate of formation, limited liability company agreement, or other governing documents, (B) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Membership Interests owned by such Seller.

(iv)                              Brokers’ Fees.  Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

(v)                                 Membership Interests.  Seller holds of record and owns beneficially the percentage of Membership Interests set forth next to its name in §2(a), free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities Laws and the Company’s limited liability company agreement (the “LLC Agreement”)), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. At Closing, Seller will transfer and deliver to Buyer good and valid title to the percentage of Membership Interests set forth in §2(b), free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities Laws and the LLC Agreement (as defined)), Taxes, Liens (other than any Lien created by Buyer), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Membership Interests are duly authorized, validly issued and fully paid and non-assessable. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Membership Interests. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests of the Company.

(b)                                 Buyer’s Representations and Warranties.  Buyer represents and warrants to the Company and each Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i)                                     Organization.  Each of Buyer Parent and Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

(ii)                                  Authorization of Transaction.  Each of Buyer Parent and Buyer has requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by Buyer Parent and Buyer and constitutes the valid and legally binding obligation of Buyer Parent and Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Neither Buyer Parent nor Buyer need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement or to effect the legality, validity, binding effect or enforceability of this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement have been duly authorized by Buyer Parent and Buyer.

(iii)                               Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (A) violate any Law or other restriction of any Governmental Authority to which Buyer Parent or Buyer is subject or any provision of their certificates of formation, limited liability company agreements or other governing documents or (B) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer Parent or Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)                              Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which either Seller could become liable or obligated.

(v)                                 Investment.  Buyer is acquiring Membership Interests for its own account for investment and not with a view to any distribution thereof within the meaning of the Securities Act. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or the securities Laws of any state and neither Sellers nor the Company has any obligation to register the Membership Interests. Without such registration, the Membership Interests may not be sold, pledged, hypothecated or otherwise transferred unless it is determined that registration is not required. Buyer has received certain information concerning the Company from the Company and Sellers and Buyer has had the opportunity to obtain additional information as desired. Buyer is an Accredited Investor and Buyer itself, or through its officers, employees or agents, has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment such as an investment in the Membership Interests. Buyer, either alone or through its officers, employees or agents, has evaluated the merits and risks of the investment in the Membership Interests and is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests.

(vi)                              Available Funds.  A copy of the written commitment from Bank of America, N.A. to provide financing in an amount of not less than $655 million is attached hereto as Exhibit B.  At the Closing, Buyer will have sufficient cash resources to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it under this Agreement or as a result of the transactions contemplated by this Agreement, including, without limitation, the payment in full of indebtedness in respect of money borrowed by the Company required to be retired as a result of the Closing.

(vii)                           Qualified for Permits.  Buyer is qualified to obtain, maintain and control any Permit necessary for the ownership and operation by Buyer of the Company as of Closing in the same manner as the Company is presently owned or operated by Sellers.

(viii)                        Independent Investigation.  Buyer is knowledgeable in the business of (A) owning and operating natural gas gathering, processing and treatment facilities, and (B) the handling, storage and delivery of natural gas, natural gas liquids and condensate and has had access to the Assets, the Company’s representatives, and to the Company’s records with respect to the Assets. In making the decision to enter into this Agreement and consummate the transaction contemplated by this Agreement, Buyer has relied solely on its own independent due diligence investigations regarding the Company and its Assets, the representations and warranties of Sellers and the Company made in this Agreement, and the covenants and undertakings of Sellers and the Company in this Agreement.  BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET OUT IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY SELLER HAS MADE ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS, QUALITY, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, AND CONFORMITY TO SAMPLES, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLERS AND THE COMPANY AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, WAIVED BY BUYER.

§4.                               Representations and Warranties of the Company.  The Company represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered to Buyer on the date of this Agreement arranged in sections corresponding to the lettered and numbered sections contained in this Agreement (the “Disclosure Schedule”), which exceptions contained in the Disclosure Schedule shall be deemed to have been disclosed for purposes of another section or sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other section or sections is reasonably apparent on the face of such disclosure.

(a)                                 Organization, Qualification, and Power.  The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. The Company is duly authorized to own, lease and operate its properties and conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect. The Company has requisite limited liability company power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  §4(a) of the Disclosure Schedule lists the managers and officers of the Company.  There are (i) no outstanding limited liability company interests or other voting securities of the Company other than the Membership Interests, (ii) no securities of the Company convertible into or exchangeable for limited liability company interests or other voting securities of the Company and (iii) no options or other rights to acquire, and no obligations of the Company to issue or sell, any limited liability company interests or other voting securities of the Company or any securities convertible into or exchangeable for such limited liability company interests.  There are no obligations of the Company to repurchase, redeem, or otherwise acquire any Membership Interests of the Company or any of the foregoing securities, options, equity equivalents, interests or rights.

(b)                                 Non-contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any Law or other restriction of any Governmental Authority to which Company is subject or any provision of the certificate of formation or LLC Agreement of the Company or (ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Company is a party or by which it is bound or to which any of the Assets is subject (or result in the imposition of any Lien upon any of the Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in §4(b) of the Disclosure Schedule, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(c)                                  Brokers’ Fees.  The Company has not entered into any agreement or arrangement that would result in any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(d)                                 Tangible Assets.  The Company (i) owns or leases all tangible Assets necessary for the conduct of its business as presently conducted free and clear of all Liens (except for Permitted Encumbrances) and (ii) has good and valid title to all tangible Assets reflected on the balance sheet included in the Unaudited Financial Statements as of and for the four months ended April 30, 2005 (except for (x) Assets sold or otherwise disposed of since the date of this Agreement in the Ordinary Course of Business and (y) defects in title that are not material) free and clear of all Liens (except for Permitted Encumbrances). The Company is currently operating its tangible Assets in material compliance with applicable Laws. Each such tangible Asset is free from material defects, has been maintained in accordance with normal gas gathering and processing industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(e)                                  Subsidiaries.  The Company has no Subsidiaries, other than the Excluded Subsidiary.  The Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person, other than the Excluded Subsidiary.  §4(e) of the Disclosure Schedules contains a true and complete list of all assets of the Excluded Subsidiary.  Except as set forth in §4(e) of the Disclosure Schedules, (i) the Excluded Subsidiary has not been involved in any business arrangement or relationship with the Company within the past twelve (12) months, (ii) the Excluded Subsidiary does not own any asset, tangible or intangible, that is used in the Company’s business and (iii) the Excluded

Subsidiary is not a party to any contract, commitment or agreement (whether written or oral) with the Company.

(f)                                   Financial Statements; Internal Controls; Undisclosed Liabilities.

(i)                                     Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income (loss), comprehensive income (loss) and members’ equity, and statements of cash flow as of and for the fiscal years ended December 31, 2002, 2003 and 2004 for the Company (the “Audited Financial Statements”); and (ii) unaudited balance sheets, statements of earnings and statements of cash flow each of which shall exclude any and all assets, liabilities, income and expense associated with or attributable to the Excluded Subsidiary (the “Unaudited Financial Statements”) as of and for the three months ended March 31, 2005 and as of and for the four months ended April 30, 2005 for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack certain footnotes otherwise required by GAAP.  The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on the financial condition, results of operations, liquidity, capital expenditures or capital resources of the Company.

(ii)                                  The Company has received no written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the Company’s financial reporting practices.  All material transactions have been properly recorded in the accounting records underlying the Financial Statements.  There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over the Company’s financial reporting.  To the Knowledge of the Company, no member of the Company’s management nor any other employee with a significant role in the Company’s internal controls has committed any act of fraud having a material effect on the Financial Statements.

(iii)                               The Company has not received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, alleging fraud or suspected fraud affecting the Company.

(iv)                              All Liabilities that are required by GAAP to be reflected or reserved against in the balance sheet included in Unaudited Financial Statements have been so reflected or reserved against in such balance sheet.  Since April 30, 2005, the Company has not incurred any material liability other than in the Ordinary Course of Business.

(g)                                  Subsequent Events.  Except as set forth in §4(g) of the Disclosure Schedule since April 30, 2005, (i) there has not been any Material Adverse Change in the business, financial condition, operations, results of operations, assets, liabilities, obligations or future prospects of the Company since April 30, 2005 and (ii) the business of the Company has been conducted only in the Ordinary Course of Business.  Without limiting the generality of the foregoing, except as set forth on §4(g) of the Disclosure Schedule, since that date the Company has not:

(i)                                     sold, leased, transferred, or assigned any of its Assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii)                                  entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(iii)                               accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000,000 to which it is a party or by which it is bound;

(iv)                              imposed any Lien upon any of its Assets, tangible or intangible;

(v)                                 made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business (it being understood that capital expenditures contemplated by the definition of “Other Assets” in §1 of this Agreement are in the Ordinary Course of Business);

(vi)                              made any capital investment in, any loan to, or any acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of the securities or Assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(vii)                           issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $250,000 singly or $1,000,000 in the aggregate other than advances and letters of credit under the Credit Facility in accordance with its terms;

(viii)                        delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix)                              cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000,000 or outside the Ordinary Course of Business;

(x)                                 made or authorized any change in its certificate of formation or the LLC Agreement;

(xi)                              issued, sold, or otherwise disposed of any Membership Interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any Membership Interests, other than Buyer’s right to purchase the Membership Interests pursuant to this Agreement;

(xii)                           made any distribution with respect to its Membership Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Membership Interests;

(xiii)                        experienced any material damage, destruction, or loss (whether or not covered by insurance) to its Assets;

(xiv)                       made any loan to, or entered into or modified the terms of any other transaction or agreement with, any of its managers, officers, employees, consultants, or Affiliates outside the Ordinary Course of Business;

(xv)                          entered into any employment contract, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvi)                       granted any increase in the compensation of any of its managers, officers, employees and consultants;

(xvii)                    adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, retention, change of control or other plan, contract, arrangement or commitment for the benefit of any of its managers, officers, employees and consultants (or taken any such action with respect to any other Employee Benefit Plan);

(xviii)                 made any other change in employment terms for any of its managers, officers, employees and consultants outside the Ordinary Course of Business;

(xix)                       made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xx)                          changed any of the accounting principles or practices used by it;

(xxi)                       made or changed any election relating to Taxes, settled any claim or assessment relating to Taxes or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(xxii)                    entered into any settlement of any pending or threatened Proceeding other than solely for cash;

(xxiii)                 entered into any non-compete agreements under which the Company is the obligor or modified or waived the Company’s rights under existing confidentiality or non-compete agreements under which the Company is the beneficiary; or

(xxiv)                committed to do any of the foregoing.

(h)                                 Legal Compliance.  The Company has complied with all applicable Laws of Governmental Authorities, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect; the Company has not received any written communication from any Governmental Authority or any other Person that alleges that the business of the Company may not be in compliance in any material respect, or may be subject to material liability, under any Law; and to the Knowledge of the Company, there are no investigations or reviews pending or threatened by any Governmental Authority relating to any alleged violation arising out of the operation of the business of the Company.  Notwithstanding anything in this Agreement to the contrary, the provisions of this §4(h) shall not relate to or cover compliance with Laws related to Taxes, Employee Benefit Plans, employees, or Environmental Laws which are covered exclusively by §4(i), §4(o), §4(p) and §4(r), respectively.

(i)                                     Tax Matters.

(i)                                     The Company has timely filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect. All such Tax Returns when filed were correct and complete in all material respects.

(ii)                                  §4(i) of the Disclosure Schedule lists all Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Buyer correct and complete copies of all federal and state Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Company since December 31, 2001.

(iii)                               The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)                              The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where the failure to withhold or pay such Taxes would not have a Material Adverse Effect.

(v)                                 There is no dispute or claim concerning any Tax Liability of the Company either claimed or raised by any authority in writing or which, to the Knowledge of the Company, has been asserted by any Governmental Authority.

(vi)                              The Company has not filed an election under Treasury Regulation §301.7701-3 to be classified as a corporation for federal income tax purposes. Since its formation, the Company has been a business entity that will be classified as a partnership under Treasury Regulation §§301.7701-2 and - 3.

(vii)                           The Company has not agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign Law by reason of a change in accounting method or otherwise.

(viii)                        Except for those Assets located on the lands identified on the map set forth on §4(i)(viii) of the Disclosure Schedule, for the purposes of Code §168(j), all of the Company’s “tangible depreciable property” (as defined in the Code) is located on “Indian reservations” (as defined in IRS Notice 98-45).

(ix)                              This §4(i) contains the sole and exclusive representations and warranties of the Company with respect to any tax matters, including without limitation any arising under any Laws related to Taxes.

(j)                                    Real Property.

(i)                                     §4(j)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property which is material to the business of the Company. With respect to each parcel of Owned Real Property, and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect:

(A)                               the Company has good and marketable title, free and clear of all Liens, except Permitted Encumbrances;

(B)                               except as set forth in §4(j)(i)(B) of the Disclosure Schedule, the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(C)                               there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(D)                               there are no parties (other than the Company) in possession of the parcel of Owned Real Property, other than tenants under any leases disclosed in §4(j)(i)(D) of the Disclosure Schedule who are in possession of space to which they are entitled; and

(E)                                all facilities located on the parcels of Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including electricity, water, telephone all of which services are adequate and are provided via public roads or via appurtenant easements benefiting the parcels of Owned Real Property.

(ii)                                  §4(j)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property which is material to the business of the Company (“Material Leases”) and a true and complete list of all Material Leases for each such parcel of Leased Real Property. The Company has made available to Buyer a true and complete copy of each Material Lease document. With respect to each of the Material Leases listed in §4(j)(ii) of the Disclosure Schedule and except for matters that would not, individually or in the aggregate, have a Material Adverse Effect:

(A)                               each such Material Lease is legal, valid, binding, enforceable, and in full force and effect;

(B)                               each such Material Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

(C)                               the Company is not in breach or default under such Material Lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D)                               no other party to such Material Lease has repudiated any provision thereof;

(E)                                all facilities leased or subleased under such Material Lease have received all approvals of Governmental Authorities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and

(F)                                 all facilities leased or subleased under such Material Leases are supplied with utilities and other services necessary for the operation of such facilities, including electricity, water, telephone all of which services are adequate and are provided via public roads or via appurtenant easements benefiting the parcel of Leased Real Property.

(iii)                               The Company has not received written notice of any claims or disputes which challenge the rights of the Company to use, or allege a breach or default of agreements granting to the Company rights to pipeline easements, right-of-way, licenses and land use Permits (the “Pipeline Rights”), which claims or disputes, breaches or defaults would, individually or in the aggregate, have a Material Adverse Effect.

(k)                                 Intellectual Property.  Except as described in §4(k) of the Disclosure Schedule, the Company has not received any written notice of infringement, misappropriation or conflict with respect to Intellectual Property from any Person with respect to the ownership, use or operation of the Company’s Assets or the conduct of the Company’s business. To the Knowledge of the Company, the ownership, use and operation of the Assets or the conduct of the Company’s business have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights, trade secrets of any other Person.  The Company owns or has the valid right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of the business of the Company as presently conducted.  In connection with the acquisition of the Membership Interests, Buyer shall acquire any rights that Sellers, the Company and any of their respective Affiliates have to the name “ScissorTail” (or any derivation therefrom) or any trademark, trade name or symbol related thereto.

(l)                                     Contracts.  §4(l) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i)                                     any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $2,000,000 per annum;

(ii)                                  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $5,000,000;

(iii)                               any agreement concerning a partnership or joint venture;

(iv)                              any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(v)                                 any agreement concerning confidentiality or noncompetition;

(vi)                              any agreement with any of Sellers or their Affiliates;

(vii)                           any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance, retention, change of control or other plan or arrangement for the benefit of its current or former managers, officers, employees and/or consultants;

(viii)                        any collective bargaining agreement;

(ix)                              any agreement for or with respect to employment of any individual on a full-time, part-time, or consulting basis;

(x)                                 any agreement under which it has advanced or loaned any amount to any of its managers, officers, employees and consultants;

(xi)                              any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the business, financial condition, operations, assets, liabilities, obligations results of operations, assets, liabilities, obligations or future prospects of the Company; or

(xii)                           any other agreement (or group of related agreements) not enumerated in this §4(l), the performance of which involves consideration in excess of $5,000,000.

The Company has made available to Buyer a correct and complete copy of each written agreement listed in §4(l) of the Disclosure Schedule (as amended to date). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification, or acceleration, under the agreement; and (D) to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under the agreement other than in accordance with its terms nor has any other party repudiated any provision of the agreement.

(m)                             Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Company.

(n)                                 Litigation.  There is no injunction, restraining order or Proceeding pending against the Company that restrains or prohibits the consummation of the transactions contemplated by this Agreement. Except for the Proceedings identified on §4(n) of the Disclosure Schedule, there are no written claims, investigations or examinations pending, or to the Knowledge of the Company, threatened, against or affecting the Company, the Membership Interests, the Assets or the Company’s ownership or operation of its Assets, before or by any Governmental Authority or any Person. Notwithstanding anything in this Agreement to the contrary, the provisions of this §4(n) shall not relate to or cover Proceedings related to Taxes, Employee Benefit Plans, employees, or Environmental Laws which are covered exclusively by §4(i), §4(o), §4(p) and §4(r), respectively.

(o)                                 Employee Benefits.

(i)                                     §4(o) of the Disclosure Schedule lists each Employee Benefit Plan that Company sponsors, maintains or to which the Company contributes or has any obligation to contribute for the benefit of its current or former employees, officers or managers.

(A)                               Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its governing documents and the applicable requirements of ERISA and the Code.

(B)                               All required reports (including Form 5500 Annual Reports) and other material descriptions, summary annual reports, summary plan descriptions, and summaries of material modifications have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The material requirements of COBRA have been met with respect to each such Employee Benefit Plan that is a group health plan within the meaning of Code § 5000(b)(1).

(C)                               All contributions, premiums or other payments that are due for all periods ending on or before the Closing Date have been timely paid with respect to each such Employee Benefit Plan.

(D)                               The Company has made available to Buyer correct and complete copies of the plan documents, summary plan descriptions, and summaries of material modifications, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust arrangements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(E)                                No such Employee Benefit Plan is a defined benefit plan within the meaning of ERISA §3(35) and no such Employee Benefit Plan is a multiemployer plan within the meaning of ERISA § 3(37).

(F)                                 As to each such Employee Benefit Plan that is intended to be qualified under Code § 401(a), (i) such Employee Benefit Plan has been adopted on a prototype form that has received a favorable opinion letter from the Internal Revenue Service regarding the qualified status of plans adopted by plan sponsors who utilize such form (and a copy of any such opinion letter has been provided to Buyer), (ii) there has been no termination or partial termination of such plan within the meaning of Code § 411(d)(3) and (iii) to the Knowledge of the Company, there exist no facts or circumstances that could adversely affect the qualified status of any such Employee Benefit Plan.

(G)                              To the Knowledge of the Company, no act, omission or transaction has occurred which would result in imposition on the Company of (i) breach of fiduciary duty liability damages under ERISA § 409, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of ERISA § 502, or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(H)                              Except as listed on §4(o) of the Disclosure Schedule, no such Employee Benefit Plan contains terms or provisions that would be triggered by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(I)                                   § 4(o) of the Disclosure Schedule lists each agreement requiring the Company to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon the consummation of a sale of more than 50% of the Membership Interests of the Company or the sale of all or substantially all of the Company’s Assets (a “Qualifying Sale”) or upon the termination of services of any such person if such termination follows a Qualifying Sale.

(J)                                   No such Employee Benefit Plan that is an Employee Welfare Benefit Plan contains any provision which by its terms would impose liability on the Company in the event of any amendment or termination of such Employee Benefit Plan, except as to benefits accrued thereunder prior to such amendment or termination.

(K)                              Except to the extent required pursuant to Code § 4980B(f) and ERISA §§601-608 or other applicable Law, no Employee Benefit Plan of the Company or Contract listed on §4(l) of the Disclosure Schedule provides medical or life insurance benefits to any Person upon retirement or termination of employment, and the Company is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(L)                                The vacation policies of the Company do not provide for carryover of vacation from one calendar year to the next.

(ii)           With respect to each Employee Benefit Plan that the Company and any ERISA Affiliate sponsors, maintains, or contributes to or which any of them has sponsored, maintained or contributed to during the prior six (6) years:

(A)          No Proceeding with respect to the administration or the investment of the Assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Proceedings, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(B)          The Company has not incurred, and the Company has no reason to expect that the Company will incur, any material Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code, which liability has not been satisfied.

(p)           Employees.

(i)            § 4(p) of the Disclosure Schedule identifies, as of the date of this Agreement, the following with respect to each employee of the Company:  (A) the name, job title, original hire date, service date, bonus, if any, paid for calendar years 2003 and 2004, accrued and unused vacation as of May 31, 2005, and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each such employee; and (B) all transactions outside of the Ordinary Course of Business of the Company between the Company and any such employee since December 31, 2004, which transactions are not otherwise reflected in any of the contracts listed in § 4(l) of the Disclosure Schedule.

(ii)           Except as set forth on § 4(p) of the Disclosure Schedule or to the extent accrued as a current liability on the Unaudited Financial Statements as of and for the four months ended April 30, 2005, all bonuses, if any, due and payable as of the Closing Date to employees of the Company have been paid in full to such employees prior to Closing.  The compensation and benefits (including vacation benefits) paid or provided with respect to all employees of the Company have been reflected in the Financial Statements for the periods covered thereby.  The Company has complied with all applicable Laws of Governmental Authorities pertaining to employment and employment practices, terms and conditions of employment, immigration wages, and hours, occupational health and safety, payment of unemployment benefits and social security contributions, withholding and other payroll taxes and workers compensation, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

(iii)          The Company is not a party to or bound by any collective bargaining agreement or any other contract with any labor union, and no such agreement or contract is being negotiated. Within the past three (3) years, the Company has not experienced any strikes, work stoppages, slow downs, picketing or any other interference with work or production, grievances, claims of unfair labor practices, or other collective bargaining disputes or concerted action by employees.  To the Knowledge of the Company, (A) the Company has not committed any unfair labor practice, (B) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company, and (C) there is no pending, or threatened grievance, charge, complaint or other legal action against the Company by the National Labor Relations Board or any comparable agency of any state of the United States.

(iv)          To the Knowledge of the Company, the relationships of the Company with its employees, as a group, are satisfactory and there are no facts that would indicate that such employees will not continue in their employ following the Closing (other than any resignations referred to in §2(e)).  Except as listed on § 4(l) of the Disclosure Schedule, the Company is not currently negotiating, and does not have any outstanding offer with respect to, any employment, consulting, non-compete, management, severance, change of control, retention, termination pay or similar contract with any individual or employee.

(v)           To the Knowledge of the Company, (A) no Proceeding has been commenced with respect to the Company under any Laws affecting the employment relationship, (B) no Proceedings, charges, or complaints are threatened under any such Laws and (C) no facts or circumstances exist which would give rise to any such Proceedings, charges, complaints, or claims.  The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect of employment practices and policies.  No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company.

(vi)          All employees of the Company have been employed and work in the United States.

(q)           Permits.  Except as set forth in §4(q) of the Disclosure Schedules, (i) all material Permits required or necessary for the Company to own and operate the Assets in the places and in the manner currently owned or operated or otherwise necessary to conduct its business as it is currently conducted have been obtained and are in full force and effect, (ii) the Company has received no written notification concerning violations that are currently in existence with respect to such Permits and (iii) no Proceeding is pending or, to the Knowledge of the Company, has been threatened with respect to the revocation or limitation of any of such Permits.  Notwithstanding anything in this Agreement to the contrary, the provisions of this §4(q) shall not relate to or cover any Permit or matter relating to or arising out of any Environmental Laws.

(r)            Environmental Matters.  Except as set forth in §4(r) of the Disclosure Schedules:

(i)            The Company has not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of, or the exposure of any Person or property to, any Hazardous Materials at, on or from the Assets, except in material compliance with all applicable Environmental Laws.

(ii)           There has been no Release of any Hazardous Materials at, on, from, or underlying any of the Assets in violation of applicable Environmental Laws or in any concentration or location that requires remediation or other corrective action under Environmental Laws.

(iii)          The Company has secured all material Permits required under Environmental Laws for the ownership, use and operation of the Assets, such Permits are in full force and effect and are not subject to any challenge by any Person, and the Company is in material compliance with such Permits.

(iv)          The Company has received no written inquiry or notice of any actual or threatened claim related to or arising under any Environmental Law relating to the Assets.

(v)           The Company is not operating any of the Assets under any compliance order, decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law or any Law regarding health or safety in the workplace.

(vi)          The Company, the Assets and their operations are and, within the term of all applicable statutes of limitations, have been in compliance with Environmental Laws with respect to any matter that is not referred to in clauses (i) through (v), and (vii) through (ix) of this §4(r), except where the lack of such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

(vii)         (A) The Company has not been named or, to the Knowledge of the Company, threatened to be named as a potentially responsible party under CERCLA or any similar state Law relating to the Assets, (B) none of the Assets has been designated as a facility that is subject to an existing or, to the Knowledge of the Company, threatened claim under CERCLA or any similar state Law; and (C) none of the Assets is subject to any Lien arising under Environmental Laws.

(viii)        To the Knowledge of the Company, none of the off-site locations where Hazardous Materials from any of the Assets have been stored, treated, recycled, disposed of or Released is subject to any remedial obligation or other corrective action requirement under Environmental Laws.

(ix)          The Company has provided Buyer with copies of all material environmental studies, audits and assessments prepared by or in the possession of the Company with respect to any of the Assets.

(x)           This §4(r) contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Laws.

(s)            Certain Business Relationships with Company.  Except as set forth on §4(l) or §4(s) of the Disclosure Schedules, (i) neither Seller nor any of their respective officers, directors, members or Affiliates (excluding the Company) has been involved in any material business arrangement or relationship with Company within the past twelve (12) months, (ii) neither Seller nor any of their respective officers, directors, members or Affiliates (excluding the Company) owns any asset, tangible or intangible, that is used in the Company’s business and (iii) neither Seller nor any of their respective officers, directors, members or Affiliates (excluding the Company) is a party to any contract, commitment or agreement (whether written or oral) with the Company.

(t)            Insurance.  §4(t) of the Disclosure Schedules sets forth (i) all insurance policies of the Company (including the amounts and types of coverage), (ii) each material claim under any insurance policy made by or on behalf of the Company during the past three years, which claim was denied by the insurer and (iii) each application for insurance coverage made by or on behalf of the Company during the last three years that was rejected by the proposed insurer.  All such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid.  No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by the Company other than in the Ordinary Course of Business.

(u)           Governmental Regulation.  The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Natural Gas Act, the Investment Company Act of 1940 or any state public utilities laws.

(v)           Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN §3 AND THIS §4, NEITHER THE COMPANY NOR ANY SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS, QUALITY, MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, MARKETABILITY, CONFORMITY TO SAMPLES, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS §4 ARE MADE EXCLUSIVELY BY THE COMPANY AND THE BUYER SHALL HAVE NO RECOURSE AGAINST ANY SELLER AS A RESULT OF A BREACH OF ANY SUCH REPRESENTATION OR WARRANTY, OTHER THAN WITH RESPECT TO BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS DISCLOSED PRIOR TO CLOSING IN ACCORDANCE WITH §5(E) AND THE ESCROW AMOUNT AS PROVIDED IN §8. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN §3 AND THIS §4, BUYER IS PURCHASING THE MEMBERSHIP INTERESTS ON AN “AS-IS, WHERE-IS” AND “WITH ALL FAULTS” BASIS.  EXCEPT AS EXPRESSLY SET FORTH IN §3 AND THIS §4, THE COMPANY AND EACH SELLER HEREBY DISCLAIMS ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF THE COMPANY, SELLERS AND BUYER THAT, SUBJECT TO THE

TERMS OF THIS AGREEMENT, THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

§5.          Pre-Closing Covenants.  Buyer, the Company and each Seller agree as follows with respect to the period between the execution of this Agreement and Closing.

(a)           General.  Each of the Parties will cooperate with each other and use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7).  Sellers agree to provide, and shall cause the Company and each of its officers and employees to provide, all cooperation reasonably requested by Buyer, at Buyer’s sole cost and expense, and necessary in connection with the arrangement of any equity or debt financing (“Financing”) required by Buyer to consummate the transactions contemplated by this Agreement, it being understood that the primary responsibility of such officers and employees is to the management of the Company’s business, including (i) preparation of financial statements for use in any offering document prepared by Buyer and (ii) delivery by the Company of any pledge and security documents, lien releases, other definitive financing documents, including any indemnity agreements or other requested certificates or documents relating to the Financing; provided, however, that no such agreements or documents shall impose any monetary obligation or liability on the Company prior to the Closing Date or on such officers, employees or Sellers at any time.  Sellers and the Company shall take all actions reasonably requested by Buyer, at Buyer’s sole cost, to cause Grant Thornton LLP to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements needed in connection with the Financing.

(b)           Notices and Consents.  (i)  Each of the Parties shall give any notices to third parties, and use commercially reasonable efforts to obtain any third party consents required in connection with the consummation of the transactions contemplated by this Agreement, provided that neither Party shall be required to (i) provide any consideration to such third party or (ii) commence any Proceeding, in either case to secure any such consent. Each of the Parties shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in §3(a)(ii), §3(b)(ii) and §4(b), including reviewing the other Parties’ filings with Governmental Authorities, if any. The Parties shall cooperate in connection with the making of all such filings or obtaining such authorizations, consents and approvals, through, among other means, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions, or changes suggested in connection therewith. The Parties shall furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(ii)           Without limiting the generality of the foregoing, each of the Parties will (A) file (or use its commercially reasonable efforts to cause its appropriate Affiliates to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period and (B) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

(c)           Operation of Business.  Except as provided in §5(c) to the Disclosure Schedule, Sellers shall cause the Company to not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business and to use commercially reasonable efforts to preserve, maintain and protect its business, assets, rights and properties and its relationships with its employees, customers, suppliers and others having relationships with the Company, provided however that the Company shall be permitted to take all actions in its discretion to enforce its rights under contracts with such persons. Without limiting the generality of the foregoing and except as provided in §5(c) to the Disclosure Schedule, Sellers will not permit the Company to engage in any practice, take any action, or enter into any transaction of the sort described in §4(g) without the prior written consent of Buyer. Notwithstanding the foregoing, at or prior to the Closing Date, Sellers shall cause the Company shall be required to (i) close its positions in all of its open hedges and (ii) distribute the entire membership interest in the Excluded Subsidiary to Sellers.

(d)           Full Access.  (i)  Sellers shall cause the Company to permit representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company. Buyer acknowledges that any access to the Assets utilized by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer shall be at the sole risk, cost, and expense of Buyer. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit Buyer or its representatives to have access to any personnel, books, records, contracts or documents of the Company, Sellers or any of their Affiliates to the extent that any related disclosure to Buyer, in the reasonable judgment of Sellers, could risk violating any antitrust or similar Law.

(ii)           Other than in connection with obtaining consent under the HSR Act necessary to consummate the transactions contemplated under this Agreement, Buyer and its representatives and Affiliates shall not, prior to the Closing Date, contact any customer, vendor or supplier or employee of, the Company or with respect to any aspect of the transactions contemplated under this Agreement, without the prior consent of Sellers which consent shall not be unreasonably withheld or delayed.

(iii)          Buyer will treat as confidential and hold as such any Confidential Information it receives from any of Sellers and the Company in accordance with the terms of the Confidentiality Letter between the Company and Buyer dated as of March 24, 2005 (the “Confidentiality Letter”).

(e)           Notice of Developments.

(i)  Between the date of this Agreement and the Closing Date, Sellers shall give prompt written notice to Buyer if, to the Knowledge of the Company or Sellers, there has been any development causing a breach of any of the Company’s or Sellers’ representations, warranties or covenants and Buyer shall give prompt written notice to Sellers if, to the Knowledge of Buyer, there has been any development causing a breach of any of Buyer’s representations, warranties or covenants.

(ii)           Between the date of this Agreement and the Closing Date, (A) Sellers shall give prompt written notice to Buyer, if to the Knowledge of the Company or the Knowledge of Sellers, there has been a breach of any of Buyer’s representations, warranties or covenants and (B) Buyer shall give prompt written notice to the Company or Sellers, as the case may be, if to the Knowledge of Buyer, there has been a breach of any of the representations, warranties or covenants of the Company or Sellers, as the case may be.

(iii)          Between the date of this Agreement and the Closing Date, each Party shall give prompt written notice to the other Parties, if to the Knowledge of such notifying Party, there has occurred any event that may make the satisfaction of the conditions in §7 impossible or unlikely.

(iv)          No disclosure by any Party pursuant to this §5(e) shall be deemed to amend or supplement the Annexes or Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except to the extent set forth in this §5(e).

(v)           Upon delivery of any such notice with respect to a breach by the Company or either Seller of any of its representations, warranties or covenants contained in this Agreement, Sellers (or the applicable Seller) shall elect to either (A) cure or cause the Company to cure such breach (if curable, meaning that the Company shall experience no Adverse Consequences resulting from or arising out of such breach after affecting such cure), at Sellers’ (or such Seller’s) or the Company’s cost (and if at the Company’s cost, the Parties agree that such cost shall be reflected in the calculation of Net Working Capital), prior to the earlier to occur of the second Business Day immediately preceding the Closing Date and 15 days after receipt of such notice or (B) have a portion of the Purchase Price equal to the estimated cost of curing such breach (together with the estimated Adverse Consequences resulting from or arising out of such breach, if any, after affecting such cure, the “Cost of Curing”), placed into a separate escrow fund with the Escrow Agent at Closing (the “Pre-Closing Buyer Escrow Fund”) pursuant to an escrow agreement in the form of Exhibit D (the “Pre-Closing Buyer Escrow Agreement”), and, in either case Buyer shall be obligated, subject to the other terms and conditions of this Agreement, to consummate the transactions contemplated by this Agreement and shall not be entitled to any remedy pursuant to §8 of this Agreement for any Adverse Consequences arising from or related to such breach.  If Sellers (or such Seller) elect to cure such breach and do not cure the breach within the time specified in clause (A), then Sellers (or such Seller) shall be deemed to have elected the action specified in clause (B).

(vi)          Notwithstanding anything to the contrary contained in §5(e)(v), if the estimated Cost of Curing all such breaches pursuant to §5(e)(v) is expected to exceed $20,000,000 in the aggregate (such breaches in the aggregate a “Substantial Seller Breach”), (x) subject to the next sentence, Sellers shall have the right to terminate this Agreement without any liability to Buyer, except as provided in §5(e)(xi) below, by providing written notice of such election to Buyer and (y) Buyer shall have the right to terminate this Agreement without any liability to Sellers by providing written notice of such election to Sellers.  If Sellers provide such written notice to Buyer, then Buyer may elect to waive any such breach or breaches (or portion of such breaches) sufficient to make the Cost of Curing all such non-waived breaches no greater than $20,000,000.  In such case, Buyer shall notify Sellers that Buyer desires to consummate the transactions contemplated by this Agreement by providing written notice to Sellers of such election, within the earlier to occur of the second Business Day immediately prior to the then scheduled Closing Date or 10 Business Days of receipt of the written notice from Sellers electing to terminate this Agreement, in which case Sellers and the Company shall be required to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.  If Buyer elects to waive any such breaches (or portion of such breaches) and cause Sellers and the Company to consummate the transactions contemplated by this Agreement, (x) Sellers shall take the actions specified in clause (A) of the first sentence of §5(e)(v) with respect to all such breaches not waived by Buyer or, in lieu of taking the actions specified by clause (A), Sellers shall place $20,000,000 (or such portion of $20,000,000 attributable to any breach not so cured) into the Pre-Closing Buyer Escrow Fund at Closing, (y) the breaching Party shall have no obligation to take the actions specified in clauses (A) and (B) of the first sentence of §5(e)(v) with respect to all such breaches (or portions) waived by Buyer, and (z) Buyer shall not be entitled to any remedy pursuant to §8 of this Agreement for any Adverse Consequences arising from or related to such breaches.

(vii)         Upon delivery of any such notice with respect to a breach by Buyer of any of its representations, warranties or covenants contained in this Agreement, Buyer shall elect to either (A) cure such breach (if curable, meaning that Sellers shall experience no Adverse Consequences resulting from or arising out of such breach after affecting such cure), at Buyer’s cost prior to the earlier to occur of the second Business Day immediately preceding the Closing Date and 15 days after receipt of such notice or (B) place an amount equal to the estimated Cost of Curing such breach into a separate escrow fund with the Escrow Agent at Closing (the “Pre-Closing Sellers Escrow Fund”) pursuant to an escrow agreement in the form of Exhibit E (the “Pre-Closing Sellers Escrow Agreement”), and, in either case, Sellers and the Company shall be obligated, subject to the other terms and conditions of this Agreement, to consummate the transactions contemplated in this Agreement and Sellers shall not be entitled to any remedy pursuant to §8 of this Agreement for any Adverse Consequences arising from or related to such breach.  If Buyer elects to cure such breach and does not cure the breach within the time specified in clause (A), then Buyer shall be deemed to have elected the action specified in clause (B).

(viii)        Notwithstanding anything to the contrary contained in §5(e)(vii), if the estimated Cost of Curing all such breaches by Buyer pursuant to this Agreement is expected to exceed $20,000,000 in the aggregate (such breaches in the aggregate, a “Substantial Buyer Breach”), (x) subject to the next sentence, Buyer shall have the right to terminate this Agreement without any liability to Sellers, except as provided in §5(e)(xi) below, by providing written notice of such election to Sellers and (y) Sellers shall have the right to terminate this Agreement without any liability to Buyer by providing written notice of such election to Buyer.  If Buyer provides such written notice to Sellers, then Sellers may elect to waive any such breach or breaches (or portion of such breach) sufficient to make the Cost of Curing all such non-waived breaches no greater than $20,000,000.  In such case, Sellers shall notify Buyer that Sellers desire to consummate the transactions contemplated by this Agreement by providing written notice to Buyer of such election, within the earlier to occur of the second Business Day immediately prior to the then scheduled Closing Date or 10 Business Days of receipt of the written notice from Buyer electing to terminate this Agreement, in which case Buyer shall be required to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.  If Sellers elect to waive any such breaches (or portion of such breaches) and cause Buyer to consummate the transactions contemplated by this Agreement, (x) Buyer shall take the actions specified in clause (A) of the first sentence of §5(e)(vii) or, in lieu of taking the actions specified by clause (A), Buyer shall place $20,000,000 (or such portion of $20,000,000 attributable to any breach not so cured) into the Pre-Closing Sellers Escrow Fund at Closing, (y) Buyer shall have no obligation to take the actions specified in clauses (A) and (B) of the first sentence of §5(e)(vii) with respect to all breaches (or portions thereof ) waived by Sellers, and (z) Sellers shall not be entitled to any remedy pursuant to §8 of this Agreement for any Adverse Consequences arising from or related to such breaches.

(ix)          The amount to be placed into the Pre-Closing Buyer Escrow Fund or the Pre-Closing Seller Escrow Fund at Closing, as the case may be, shall be determined in good faith by Sellers and Buyer and, if Sellers and Buyer are unable to agree upon the estimated Cost of Curing within five (5) Business Days after notice of such breach, the estimated Cost of Curing such breach shall be determined by a mutually agreed upon Person experienced in the area at issue (an “Expert”).  Buyer and Sellers shall direct the Expert to determine the estimated Cost of Curing no later than the second Business Day immediately preceding the then scheduled Closing Date.  In the event the Cost of Curing any breach or potential breach by a Party pursuant to this Agreement cannot be determined or reasonably estimated on or prior to the Closing Date, then, subject to the other terms and conditions of this Agreement, the Closing Date shall be automatically extended until the last Business Day of the immediately following month to permit such determination.

(x)           The Expert shall resolve all issues related to the Cost of Curing after the Closing.  If Buyer and Sellers previously determined the estimated Cost of Curing to be placed in escrow in good faith without any Expert, Buyer and Sellers shall appoint an Expert at or prior to Closing to act in accordance with this §5(e)(x).  If any amount is deposited into either the Pre-Closing Buyer Escrow Fund or the Pre-Closing Seller Escrow Fund, within ten (10) days after the Closing Date, Buyer and Sellers may make a written presentation of their respective positions related to the Cost of Curing any such breach and the Expert shall make such review and examination of the presentations and relevant facts and documents regarding such breach as the Expert deems appropriate.  Within ten (10) days after submission of such facts, documents and written presentations, the Expert shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and shall constitute a Final Determination of such dispute; provided that the Expert shall not assign a value to any particular disputed item greater than the greatest value for such item claimed by Buyer or Sellers or less that the smallest value for such item claimed by Buyer or Sellers.  All costs of engaging the Expert (including the Expert’s fees, but exclusive of attorneys’ fees) shall be borne by the Party (that is, either Buyer or Sellers jointly) who is the least successful in such process, as determined by the Expert, which shall be determined by comparing (x) the position asserted by each Party on the actual Cost of Curing to (y) the final decision of the Expert.  If the Expert determines that Sellers shall bear such costs each Seller shall bear its Allocable Portion.  If a Pre-Closing Buyer Escrow Fund is established, disbursements shall be made from such fund to Buyer to reimburse Buyer for any Adverse Consequences resulting from or arising out of such breach.  Any proceeds remaining in the Pre-Closing Buyer Escrow Fund following such reimbursement of Buyer shall be disbursed to Sellers.  If a Pre-Closing Sellers Escrow Fund is established, disbursements shall be made from such fund to Sellers to reimburse Sellers for any Adverse Consequences resulting from or arising out of such breach.  Any proceeds remaining in the Pre-Closing Sellers Escrow Fund following such reimbursement of Sellers shall be disbursed to Buyer.

(xi)          The rights set forth in this §5(e) shall be the Parties’ sole and exclusive remedy for any breach of another Party’s representations, warranties or covenants that is disclosed to the other Parties by written notice pursuant to §5(e)(i), §5(e)(ii) or §5(e)(iii) above, other than for intentional breaches of any of such other Parties’ representations and warranties or covenants.

(f)            Exclusivity.  No Seller will (and neither Seller will cause or permit Company to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of Membership Interests or all or substantially all of the Assets of the Company (including any acquisition structured as a merger, consolidation, or equity interest exchange).

(g)           Southern Dome.  Buyer and Sellers acknowledge that, (i) immediately prior to the Closing, Sellers shall cause the Company to distribute the entire membership interest of the Excluded Subsidiary to Sellers, and (ii) the Parties will enter into one of more definitive agreements with respect to the Excluded Subsidiary substantially as contemplated by Exhibit F to this Agreement.

(h)           Expansion of Insurance Policies.  Buyer and Sellers shall (and Sellers shall cause the Company to) use commercially reasonable efforts to obtain a commitment from the insurers to amend, on the Closing Date at Buyer’s expense, the Company’s Pollution Legal Liability AISLIC Policy No. PLS7619775 (the “Existing Policy”) to expand the Existing Policy to cover all of the Company’s Assets on the Closing Date and to extend the term of the Existing Policy until May 30, 2013 on substantially the terms set forth on Exhibit G to this Agreement (such expanded and extended insurance policy being referred to herein as the “Expanded Insurance Policy”).

§6.          Post-Closing Covenants.  The Parties agree as follows with respect to the period following Closing.

(a)           General.  In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the request is made pursuant to §§2(c), 2(f) or 6(e) or the requesting Party is entitled to indemnification therefor under §8).  Following the Closing, Buyer (i) will use commercially reasonable efforts to collect amounts owed under the Oxley Receivable; provided, that Buyer shall not be required to commence any Proceeding against any other Person to collect amounts owing thereunder, and will pay to Sellers any amounts collected thereunder less any costs incurred by Buyer in collecting the same.

(b)           Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any Proceeding (other than any in which Buyer, on the one hand, and Sellers, on the other hand, are adverse to each other), in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8).

(c)           Reporting Procedures Under Section 751.  Each Seller shall notify the Company in writing of the Membership Interests sold to Buyer within thirty (30) days of the Closing Date (or, if earlier, January 15 of the calendar year following the calendar year in which the Closing Date occurred). The notice from each Seller to the Company shall include: (i) the names and addresses of such Seller and Buyer; (ii) the taxpayer identification numbers of such Seller and the Buyer; and (iii) the Closing Date. The Company shall prepare a separate return on IRS Form 8308 with respect to the Membership Interest sold by each Seller to Buyer.  The Company shall furnish a copy of the completed IRS Form 8308, on or before January 31 of the calendar year following the calendar year in which the Closing Date occurred, to Sellers and Buyer listed in the IRS Form 8308. The Company shall file the completed IRS Forms 8308 as an attachment to the Company’s Tax Return for the taxable year in which the Closing Date occurred. Each Seller shall include with its Tax Return for the taxable year in which the Closing Date occurred a statement setting forth separately the following information: (a) the Closing Date; (b) the amount of gain or loss attributable to Section 751 property of the Company (determined in accordance with the Final Allocation Schedule); and (c) the amount of any gain or loss attributable to capital gain or loss on the sale of the Membership Interests by such Seller to Buyer (determined in accordance with the Final Allocation Schedule).  The Parties’ respective obligations pursuant to this §6(c) shall survive until the expiration of the applicable statute of limitations (after giving effect to any extension).

(d)           Employee Matters.

(i)            Subject to applicable Law and all agreements and other arrangements with the Company’s employees, Buyer shall, and shall cause the Company to, for a period of twelve (12) months following the Closing Date, provide salary and benefits to employees of the Company who continue to be employed by the Company immediately after the Closing Date (“Continuing Employees”), including participation in the Company’s Employee Benefit Plans (or comparable Buyer Benefit Plans), which will be no less favorable (taken as a whole) to those currently provided by the Company to its similarly situated employees. Notwithstanding the foregoing, (A) any Continuing Employee who resigns his or her employment, dies or terminates his or her employment as a result of disability prior to the first anniversary of the Closing Date shall not be entitled to any salary or benefits attributable to the period following the effective date of the termination of his employment (“Termination Date”), except as otherwise provided in any written agreement between such Continuing Employee and the Company, (B) no Continuing Employee whose employment with the Company is terminated prior to the first anniversary of the Closing Date shall be eligible to participate in any Employee Benefit Plan of the Company or any of its Affiliates that is intended to be qualified under Code § 401(a) (a “Qualified Plan”) with respect to any period following his or her Termination Date, (C) in the event that a particular Employee Benefit Plan (other than a Qualified Plan) does not permit the participation of the Continuing Employee due to the termination of his or her employment, with respect to the Company’s agreement under this paragraph to continue such Continuing Employee’s participation in such Employee Benefit Plan until the first anniversary of the Closing Date, the Company shall pay such Continuing Employee an amount equal to the then monthly out-of-pocket cost to the Company of providing such Continuing Employee coverage under such Employee Benefit Plan multiplied by the number of whole months between such Continuing Employee’s Termination Date and the first anniversary of the Closing Date.  Notwithstanding the preceding provisions of this §6(d)(i), in the case of any Continuing Employee who is party to an agreement providing for severance or change of control benefits in the event of the termination of his or her employment with the Company or any of its Affiliates following the Closing Date, such Continuing Employee shall be entitled to receive the more valuable of the payments and other benefits provided for under this paragraph (in the aggregate) or the payments and benefits provided for under such agreement (in the aggregate) but no Continuing Employee shall be entitled to claim benefits under both this paragraph and such agreement or in part under this paragraph and in part under such agreement.  Any benefits provided to a terminated Continuing Employee under this paragraph under any Employee Benefit Plan that constitutes a “group health plan” within the meaning of Code § 5000(b)(1) shall count towards the Company’s obligation to make continuation coverage available to such Continuing Employee pursuant to Code § 4980B(f) and ERISA §§ 601-608.  Notwithstanding the preceding provisions of this §6(d)(i), Buyer and the Company shall comply with the applicable provisions of the Employee Benefit Plans, ERISA and the Code with respect to each Continuing Employee.

(ii)           After Closing, Buyer shall cause the Company to, satisfy all post-Closing obligations of the Company pursuant to any written employment, severance, profits participation or other employee compensation plan adopted by the Company or any agreements between the Company and any employee of the Company. To the extent that the employees of the Company become eligible to participate in any Employee Benefit Plans or programs that Buyer or the Company implement on or after the Closing Date (each a “Buyer Benefit Plan”), then for all purposes (including, without limitation, determining eligibility to participate, vesting under plans, early retirement and benefit accrual), service with the Company shall be treated as service under such Buyer Benefit Plan, in as similar a manner as practicable; provided, however that such service need not be recognized as benefit service (A) under any Buyer Benefit Plan which is a qualified defined benefit pension plan or (B) to the extent that such recognition would result in any duplication of benefits. All Buyer Benefit Plans shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of the employees and their eligible dependents and, with respect to the 2005 calendar year, shall provide that any expenses incurred on or before Closing by or on behalf of any such individuals shall be taken into account under the applicable Buyer Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(iii)          For a period of ten (10) years after the Closing Date, Buyer shall (A) maintain in effect the current provisions regarding indemnification of any of the Company’s members, managers, officers, agents and employees (“Covered Persons”) contained in the LLC Agreement, and (B) indemnify the Covered Persons to the fullest extent to which Buyer is permitted to indemnify current or former members, managers, officers, directors, agents or employees under its certificate of incorporation, certificate of organization, bylaws, limited liability company agreement, operating agreement or other organizational documents and applicable Law.

(e)           Tax Matters.

(i)            Sellers shall prepare or cause to be prepared and file or cause to be filed any required Tax Returns for all Pre-Closing Tax Periods with respect to the Company. Buyer shall, and shall cause the Company to, cooperate fully, as and to the extent reasonably requested by Sellers in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other Proceeding, including the retention of books and records relevant to any such Tax Returns until Sellers’ notice to Buyer of the expiration of the applicable statute of limitations (or any extension), and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)           Sellers shall pay to Buyer (or Buyer shall pay to Sellers) the amount by which Taxes attributable to the portion of such Pre-Closing Period ending on the Closing Date exceed (or are less than) any reserve for Tax Liability for such Taxes included in the calculation of Net Working Capital as of the Closing Date. Any such payment by Sellers to Buyer (or by Buyer to Sellers) under this §6(e)(ii) shall be made within fifteen (15) days after the date on which Taxes are paid with respect to such Pre-Closing Periods. For purposes of this §6(e)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period. Any credits relating to a Pre-Closing Period that begins before and ends after the Closing Date shall be allocated so that a portion of such credits that relate to the portion of a Taxable period ending on the Closing Date are allocated to the Pre-Closing Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(iii)          Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, tax audits, tax claims and tax litigation, or as required by Law.

(iv)          Buyer shall provide prompt written notice to Sellers of any pending or threatened tax audit, assessment or Proceeding that it becomes aware of related to the Company for any Pre-Closing Tax Period. Such notice shall contain factual information (to the extent known) describing the asserted tax adjustment, assessment, Proceeding or Liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. Sellers shall control audits and disputes related to such Taxes due or Tax matters for any Pre-Closing Tax Period (including action taken to pay, compromise or settle such Taxes or Tax matters). Buyer and the Company and their Affiliates shall provide Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Pre-Closing Tax Returns, file refund and equivalent claims for Taxes related to Pre-Closing Tax Periods, and contest, settle, and resolve any related audits and disputes (including any refund claims or amended Tax Returns which result in audits or disputes).

(v)           If Buyer or any Affiliate of Buyer (including the Company) receives a refund of any Taxes attributable to a Pre-Closing Tax Period, Buyer or such Affiliate receiving such refund shall, within ten (10) days after receipt of such refund, remit it to Sellers in accordance with their Allocable Portions.

(vi)          The Parties’ respective obligations pursuant to this §6(e) shall survive until the expiration of the applicable statute of limitations (after giving effect to any extensions).

(f)            Company Confidential Information.For a period of two years following the Closing, none of Jay A. Precourt, Frederic C. Hamilton or Sellers shall, directly or indirectly, disclose or permit any Affiliate, directly or indirectly, to disclose to any Person any confidential information of the Company, unless compelled to disclose by any applicable Law, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Jay A. Precourt, Frederic C. Hamilton or Sellers or any of their Affiliates or (ii) lawfully acquired by Jay A. Precourt, Frederic C. Hamilton or Sellers after the Closing Date on a non-confidential basis from sources other than Buyer or the Company or any of their Affiliates, but only to the extent that any such source is not bound by a confidentiality agreement or other duty to keep such information confidential.

(g)           Financial Statements.   Each   Seller shall use its commercially reasonable efforts to assist Buyer in preparing financial statements of the Company in such form and covering such periods as may be required by any applicable securities laws to be filed with the Securities and Exchange Commission by Buyer as a result of the transactions contemplated by this Agreement.  Each Seller shall use its commercially reasonable efforts to cause the independent public accountants of the Company to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.

(h)           Right to Name.  As soon as reasonably practicable after the Closing (and in any event, within 30 days after the Closing Date) Sellers will, and will cause each of their Affiliates to, remove the name “ScissorTail” (and all derivations therefrom), and all trademarks, trade names and symbols related thereto from the properties and assets of Sellers and their Affiliates.  Within

10 days after the Closing Date, each Seller will change its legal name to delete from such name the word “ScissorTail.”

(i)            Non-Competition and Non-Solicitation Covenant.

(i)            Each of Jay A. Precourt and Frederic C. Hamilton (the “Non-Competition Parties”) hereby acknowledge and recognize the highly competitive nature of the business of the Company being acquired by Buyer pursuant to this Agreement, including the intellectual property, trade secrets and confidential information of the Company.  Accordingly, each of the Non-Competition Parties hereby agrees that he or it will not, directly or indirectly through Persons they Control, during the period commencing on the Closing Date and ending on the second anniversary of such date, (A) engage in, or own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as a partner, manager, member, principal, agent, representative, consultant or independent contractor of, licensor to, or lessor to, or in any way assist, any Person in the conduct of any business that is engaged or may become engaged in, any business competitive to the business of the Company as it exists immediately after the Closing, including without limitation the business of gathering, treating, processing, storing, transporting and selling natural gas and transporting, fractionating and selling natural gas liquids, and such restriction shall be limited to the area described in Exhibit H to this Agreement  or (B) solicit or hire any of the officers or employees of the Company as of the date hereof or as of immediately prior to the Closing.  Notwithstanding anything in this §6(i) to the contrary, (x) any of the Non-Competition Parties may own (collectively with their Affiliates) up to 5% of the outstanding equity securities in any Person that is listed upon a national stock exchange or actively traded in the over-the-counter market, (y) any Non-Competition Party may participate in the business of the Excluded Subsidiary or its successors as contemplated by Exhibit F, and (z) each of Jay A. Precourt and Frederic C. Hamilton may serve on the Board of Directors of any Person that files reports pursuant Section 13 or 15(d) of the Exchange Act.

(ii)      Although the Non-Competition Parties and Buyer consider the restrictions contained in clause (i) above to be reasonable, if a final determination is made by an arbitration panel selected in accordance with §10(j) that the time or territory or any other restriction contained in clause (i) is an unenforceable restriction against the Non-Competition Parties under applicable law, the provisions of clause (i) will not be rendered void, but will be deemed amended as to such restriction as such arbitration panel may determine or indicate to be reasonable.

(j)       Termination of Related Party Contracts.  Each of Sellers and Jay A. Precourt shall cause the following agreements to be terminated on or prior to the Closing Date with the Company having no further obligations or liabilities thereunder:  (i) Salary Agreement effective January 1, 2002 between the Company and Jay A. Precourt and (ii) Services Agreement dated February 24, 2005, between the Company and Wyoming Refining Company (collectively, the “Related Party Contracts”).

(k)      Payment of Obligations under Lehman Agreement.  At the Closing, Sellers shall pay and discharge all amounts owed at Closing by the Company or Sellers to Lehman Brothers,

Inc. (“Lehman”) pursuant to that Letter Agreement, dated February 4, 2005 between Lehman and the Company.

§7.          Conditions to Obligation to Close.

(a)           Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions with Sellers to be performed by Buyer in connection with Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of the Company in this Agreement that are qualified by materiality (whether by reference to the terms “material”, “Material Adverse Effect,” “Material Adverse Change,” any threshold amount or otherwise) and the representations and warranties of Sellers shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date, and the representations and warranties of the Company in this Agreement that are not so qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date;

(ii)           the Company and Sellers shall have performed and complied with all covenants, agreements and obligations that are qualified by materiality and are required by this Agreement to be so performed or complied with by the Company and Sellers, and the Company and Sellers shall have performed and complied in all material respects with all other covenants, agreements and obligations required by this Agreement to be so performed or complied with by the Company and Sellers, all at or prior to Closing;

(iii)          there shall not be any preliminary or permanent injunction, judgment, order, decree, ruling, or charge, and no Law promulgated or enacted by any Governmental Authority, shall be in effect preventing or otherwise making illegal consummation of any of the transactions with Sellers contemplated by this Agreement or any Proceeding pending by any Governmental Authority seeking to enjoin or restrain consummation of the transactions contemplated hereby or to recover damages in connection therewith;

(iv)          Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified in §7(a)(i)-(iii) is satisfied in all respects;

(v)           Buyer Parent, Buyer, Sellers and the Company shall have received all authorizations, consents, and approvals of Governmental Authorities referred to in §3(a)(ii), §3(b)(ii), and §4(b) that are required to consummate the transactions with Sellers contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act;

(vi)          the applicable Parties shall have entered into the agreements contemplated by Exhibit F;

(vii)         all consents from Persons other than Governmental Authorities that are listed in §7(a)(vii) of the Disclosure Schedule with respect to the transactions contemplated by this Agreement shall have been received;

(viii)        Buyer, Sellers, the Company and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date in the form of Exhibit A attached to this Agreement, and the same shall be in full force and effect;

(ix)          each of the officers of the Company listed in §7(a)(ix) of the Disclosure Schedule shall have executed and delivered to Buyer an employment agreement substantially in the form attached hereto as Exhibit I;

(x)           the insurers under the Existing Policy shall have committed to enter into the Expanded Insurance Policy;

(xi)          Sellers shall have delivered to Buyer, at the expense of Buyer, (a) true and complete copies of any audited financial statements (which shall be accompanied by an unqualified report of the Company’s independent public accountants) and any unaudited financial statements, in each case that are required to be included under Item 2.01 of Form 8-K filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a result of the consummation of the transactions contemplated hereby assuming such Form 8-K is filed on the first Business Day immediately following the Closing Date and (b) any consents of the Company’s independent public accountants required under the Securities Act of 1933, as amended, or the Exchange Act in connection with the filing of such Form 8-K;

(xii)         all actions to be taken by Sellers in connection with consummation of the transactions contemplated by this Agreement with respect to Sellers and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement, including delivering to Buyer instruments of assignment and transfer as shall be necessary to transfer to Buyer all of Sellers’ right, title and interest in and to the percentage of the Membership Interests to be sold by Sellers to Buyer pursuant to §2(e), will be reasonably satisfactory in form and substance to Buyer; and

(xiii)        the Related Party Contracts shall have been terminated in accordance with §6(j).

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to Closing.

(b)           Conditions to Each Seller’s Obligation.  The Company’s and each Seller’s obligation to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions:

(i)            the representations and warranties of Buyer in this Agreement that are qualified by materiality (whether by reference to the terms “material”, “Material Adverse Effect,” “Material Adverse Change,” any threshold amount or otherwise) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date, and the representations and warranties of Buyer in this Agreement that are not so qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date;

(ii)           Buyer Parent and Buyer shall have performed and complied with all covenants, agreements and obligations that are qualified by materiality and required by this Agreement to be so performed or complied with by them, and Buyer Parent and Buyer shall have performed and complied in all material respects with all other covenants, agreements and obligations required by this Agreement to be so performed or complied with by them, all at or prior to Closing;

(iii)          there shall not be any preliminary or permanent injunction, judgment, order, decree, ruling, or charge, and no Law promulgated or enacted by any Governmental Authority, shall be in effect preventing or otherwise making illegal consummation of any of the transactions with Buyer Parent or Buyer contemplated by this Agreement or any Proceeding pending by any Governmental Authority seeking to enjoin or restrain consummation of the transactions contemplated hereby or to recover damages in connection therewith;

(iv)          Buyer shall have delivered to the Company and Sellers a certificate to the effect that each of the conditions specified in §7(b)(i)-(iii) is satisfied in all respects;

(v)           Buyer Parent, Buyer, Sellers and the Company shall have received all authorizations, consents, and approvals of Governmental Authorities referred to in §3(a)(ii), §3(b)(ii), and §4(b) that are required to consummate the transactions contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act;

(vi)          the applicable Parties shall have entered into the agreements contemplated by Exhibit F;

(vii)         all consents from Persons other than Governmental Authorities that are listed in §7(b)(vii) of the Disclosure Schedule with respect to the transactions contemplated by this Agreement shall have been received;

(viii)        Buyer, Sellers, the Company and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date in the form of Exhibit A attached to this Agreement, and the same shall be in full force and effect; and

(ix)          all actions to be taken by Buyer in connection with consummation of the transactions contemplated by this Agreement, including the payment of the amounts to Sellers and the Escrow Agent as required pursuant to §2, and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this §7(b) if it executes a writing so stating at or prior to Closing.

§8.          Remedies for Breaches of This Agreement.

(a)           Survival of Representations, Warranties and Covenants.

All of the representations and warranties of the Parties contained in §3 shall survive the Closing (except for misrepresentations or breaches of warranty which are disclosed to the Parties pursuant to §5(e)) and continue in full force and effect after Closing subject to any applicable statute of limitations. All of the representations and warranties of the Company contained in §4 shall survive Closing (except for misrepresentations or breaches of warranty which are disclosed to the Parties pursuant to §5(e)) and continue in full force and effect for a period of twelve (12) months thereafter.  The obligations of the Parties to perform the covenants set forth in §5 shall terminate at and as of Closing, provided however, that a Party may make a Claim for Indemnification for a breach of any such covenant that occurs prior to Closing until twelve (12) months after the Closing Date.  All of the other covenants and agreements of the Parties contained herein shall survive Closing until the later of (i) the end of the period of time required by the applicable provisions of this Agreement or (ii) twelve (12) months after the Closing Date.  Claims for Indemnification pursuant to this §8 may only be made after the Closing.

(b)           Indemnification Provisions for Buyer’s Benefit.  (i)  In the event the Company breaches any of its representations and warranties set forth in §4 of this Agreement, provided that Buyer or any of its Affiliates makes a written Claim for Indemnification to the Escrow Agent against the Company, pursuant to the notice provisions of the Escrow Agreement within any applicable survival period, then Sellers shall indemnify Buyer and its Affiliates from and against any Adverse Consequences Buyer or any of its Affiliates (including the Company) shall suffer through and after the date of the Claim for Indemnification resulting from or arising out of the breach; subject to the terms and conditions of the Escrow Agreement and the applicable limitations of this §8.

(ii)           In the event any Seller breaches any of its representations and warranties set forth in §3(a) of this Agreement or any Seller breaches any of its covenants contained in this Agreement, provided that Buyer or any of its Affiliates makes a written Claim for Indemnification against such Seller within any applicable survival period and pursuant to the notice provisions of §10(h), then such Seller shall indemnify Buyer and its Affiliates from and against any Adverse Consequences Buyer or any of its Affiliates (including the Company) shall suffer through and after the date of the Claim for Indemnification resulting from or arising out of such breach subject to the applicable limitations of this §8.

(iii)          Sellers shall have no obligation to indemnify Buyer or its Affiliates pursuant to §8(b)(i) until Buyer and its Affiliates (including the Company) has suffered Adverse Consequences by reason of all such breaches in excess of $5,000,000 (the “Threshold”), after which point Sellers will be obligated to indemnify Buyer and its Affiliates only from and against further Adverse Consequences in excess of such Threshold.

(iv)          No amount shall be payable pursuant to §8(b)(i) with respect to any matter or series of related matters resulting in Adverse Consequences to Buyer or its Affiliates of $100,000 or less; provided that such Adverse Consequences shall be included in calculating the Threshold.

(v)           Each Seller’s obligation to indemnify Buyer pursuant to §8(b)(ii) from and against any breach of a covenant made by both Sellers or the Company (other than pursuant to §2(a), §6(f), §6(g) or §6(i)) shall be limited to such Seller’s Allocable Portion of any Adverse Consequences Buyer shall suffer through and after the date of the Claim for Indemnification and may not be increased under any circumstances.

(vi)          Sellers shall have no obligation to indemnify Buyer or its Affiliates pursuant to §8(b)(i) by reason of any breaches of the Company’s representations and warranties set forth in §4(d) and 4(r) of this Agreement until the Company has exhausted all remedies available to it under the Expanded Policy, the Duke Agreement and the Octagon Agreement (the “Primary Remedies”).  Notwithstanding any other provision of this Agreement, Buyer’s rights to pursue a Claim for Indemnification for the Company’s breach of the representations and warranties set forth in §4(d) and 4(r) shall survive during the time Buyer or its Affiliates are actively pursuing the Primary Remedies and for the period thereafter required to bring any related Claim for Indemnification against Sellers, so long as Buyer has provided notice of its potential Claim for Indemnification (and the assertion of its Primary Remedies) to Sellers within twelve (12) months after the Closing Date.

(vii)         Notwithstanding any other provision of this Agreement, the Escrow Amount shall be the sole and exclusive source of funds available to Buyer with respect to any Claim for Indemnification made after the Closing arising pursuant to §8(b)(i), and after distribution to Buyer of the entire Escrow Amount, Sellers will have no obligation to further indemnify Buyer from and against such Adverse Consequences.

(c)           Indemnification Provisions for Sellers’ Benefit.  In the event Buyer breaches any of its representations, warranties, or covenants contained in this Agreement, and, provided that any Seller or any of its Affiliates makes a written Claim for Indemnification against Buyer pursuant to the notice provisions of §10(h) within any applicable survival period, then Buyer shall indemnify each Seller and its Affiliates from and against any Adverse Consequences Sellers or any of its Affiliates shall suffer through and after the date of the Claim for Indemnification resulting from or arising out of the breach subject to the applicable limitations of this §8.

(d)           Matters Involving Third Parties.  (i)  If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a Claim for Indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and, in respect of Third Party Claims in which Buyer or its Affiliates is the Indemnified Party, in Buyer’s reasonable judgment could not result in money damages in excess of any remaining Escrow Amount, (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(d)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)          In the event any of the conditions in §8(d)(ii) is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate subject to the consent of the Indemnifying Party in the case of any proposed entry of a judgment or settlement, (B) the Indemnifying Parties will have sixty (60) days from the receipt of any notice under §8(d)(i) to cure to the Indemnified Party’s satisfaction the subject matter of the notice, and, in the absence of such a timely, satisfactory cure, the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(e)           Matters not Involving Third Party Claims.  Buyer or Sellers may make a claim for any matter that does not involve a Third Party Claim in any amount to which they may be entitled under this §8 by providing a Claim for Indemnification against the other promptly after such Indemnified Party has notice of any Adverse Consequence which may give rise to a Claim for Indemnification; provided, however, that no delay on the part of Buyer or Sellers in notifying the other shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall have thirty (30) days to object to the Claim for Indemnification by delivery of a written notice of such objection to the Indemnified Party specifying in reasonable detail the basis for such objection. Failure to timely respond shall constitute a final and binding acceptance of the Claim for Indemnification by the Indemnifying Party, and the Claim for Indemnification shall be paid in accordance with §8(g). If an objection is timely interposed by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection prior to commencing any arbitration, formal legal action, suit or proceeding with respect to such Claim for Indemnification.

(f)            Claims Against Escrow Amount.  Subject to this §8, any Claim for Indemnification by Buyer against Sellers pursuant to §8(b)(i) shall be made solely with respect to the Escrow

Amount and may be made at any time within the applicable survival period. Upon any Final Determination (as defined below) of a Claim for Indemnification against Sellers, Sellers and Buyer shall provide joint written instructions to the Escrow Agent to pay to Buyer the amount of such Claim for Indemnification as determined by such Final Determination. Upon the expiration of the applicable survival period without any pending claims, the remaining balance of the Escrow Amount will be disbursed by the Escrow Agent (pursuant to joint written instructions by Sellers and Buyer) to Sellers in accordance with the Escrow Agreement; provided, however, that in the event that there are any pending Claims for Indemnification at the time of such expiration: (i) the claimed amounts shall remain in escrow; (ii) the remaining balance of the Escrow Amount after such retention will be so disbursed by Escrow Agent (pursuant to joint written instructions by Sellers and Buyer) to Sellers in accordance with the Escrow Agreement; and (iii) as each such Claim for Indemnification is resolved by a Final Determination, any amount retained with respect thereto that remains in escrow after such resolution will be disbursed by Escrow Agent (pursuant to joint written instructions by Sellers and Buyer) to Sellers in accordance with the Escrow Agreement.

(g)           Payment of Claims.  Upon Final Determination of the amount of a Claim for Indemnification, the Indemnifying Party (or the Escrow Agent, if applicable) shall pay the amount of such claim within ten (10) days of the date of such Final Determination. A “Final Determination” of a claim shall be (i) a judgment of any court determining the validity or amount of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); (ii) an award of any arbitrator or arbitration panel determining the validity or amount of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys; (iv) a written acknowledgment of the Indemnifying Party that it does not dispute the validity or amount of such claim; (v) a failure by an Indemnifying Party to respond to a Claim for Indemnification by the date specified in §8(e); or (vi) such other evidence of final determination of a disputed claim as shall be reasonably acceptable to the Parties.

(h)           Determination of Adverse Consequences.  All indemnification payments under this §8 shall be paid by the Indemnifying Party net of any Tax benefits, insurance coverage and other indemnification rights that are available to the Indemnified Party and shall be computed on a present value basis (using the Applicable Rate as the discount rate). All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

(i)            Exclusive Remedy.  EXCEPT WITH RESPECT TO BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS DISCLOSED PRIOR TO CLOSING AS PROVIDED IN §5(E), BUYER, THE COMPANY AND SELLERS ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION PROVISIONS IN THIS §8 SHALL BE THE EXCLUSIVE REMEDY OF BUYER, THE COMPANY AND SELLERS WITH RESPECT TO THIS AGREEMENT AND THE EVENTS GIVING RISE THERETO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  BUYER, THE COMPANY AND EACH SELLER ACKNOWLEDGES THAT NEITHER IT, NOR ANY SUCCESSOR OR ASSIGN,

SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTIES OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.

(j)            Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL THE COMPANY, ANY SELLER OR BUYER BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS.

§9.          Termination.

(a)           Termination of Agreement.  Certain of the Parties may terminate this Agreement as follows:

(i)            Buyer and each Seller may terminate this Agreement by mutual written consent at any time prior to Closing;

(ii)           Buyer or Sellers may terminate this Agreement as provided by §5(e);

(iii)          Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to Closing if Closing shall not have occurred on or before August 31, 2005 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)          Either Seller may terminate this Agreement by giving written notice to Buyer at any time prior to Closing if Closing shall not have occurred on or before August 31, 2005 (unless the failure results primarily from the Company or a Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b)           Effect of Termination.  If any Party terminates this Agreement pursuant to §9(a), all rights and obligations of the applicable Parties under this Agreement shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(d) shall survive termination.

§10.        Miscellaneous.

(a)           Nature of Sellers’ Obligations.

(i)            The covenants of each Seller in §2(a) concerning the sale of its Membership Interests to Buyer, the representations and warranties of each Seller in §3(a) and the covenants contained in §6(f), (g) or (i) are individual and not joint or several obligations. This means that the particular Seller making the representation, warranty, or covenant shall be solely responsible to the extent provided in §5(e) and §8(b) for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(ii)           The remainder of Sellers’ representations, warranties, and covenants in this Agreement are based on each Seller’s Allocable Portion of any Adverse Consequences Buyer may suffer as a result of any breach thereof as set forth in §5(e) and §8(b).

(b)           Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).

(c)           No Third-Party Beneficiaries.  Except for the rights conferred on the Company’s employees and Covered Persons pursuant to §6(d) of this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and with respect to the rights conferred pursuant to §6(d), any remedies shall be limited to actual damages and not punitive or consequential damages.

(d)           Entire Agreement.  This Agreement (including the Escrow Agreement and the other documents referred to in this Agreement) and the Confidentiality Agreement dated March 24, 2005 among the Parties constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter of this Agreement.

(e)           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of Buyer and Sellers. A reference to a Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(f)            Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)           Notices.  All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

ScissorTail Energy, LLC
624 South Boston, Suite 800
Tulsa, Oklahoma 74119-1239

Facsimile:  (918) 587-2990

Attention:  John A. Raber

With copies to:

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop, Suite 800
Denver, Colorado 80202
Facsimile:  (303) 592-3140
Attention:  James L. Palenchar

If to Sellers:

ScissorTail Holdings, LLC
1600 Broadway, Suite 2300
Denver, Colorado 80202-4923
Facsimile: (303) 837-9089
Attention: Jay A. Precourt

Hamilton ScissorTail LLC
1560 Broadway, Suite 2200
Denver, Colorado 80202
Facsimile: (303) 863-3006
Attention: Frederic C. Hamilton

With copies to:

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop, Suite 800
Denver, Colorado 80202
Facsimile: (303) 592-3140
Attention: James L. Palenchar

ScissorTail Holdings, LLC
1600 Broadway, Suite 2300
Denver, Colorado 80202-4923
Facsimile: (303) 837-9089
Attention: John E. Elgin

If to Buyer Parent:

Copano Energy, L.L.C.
2727 Allen Parkway, Suite 1200

Houston, Texas 77019
Facsimile: (713) 621-9545
Attention:  Ron W. Bopp

With copies to:

Vinson & Elkins, L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Facsimile:  (713) 615-5861

Attention:  David P. Oelman

If to Buyer:

Copano Energy/Rocky Mountains and Mid-Continent, L.L.C.
2727 Allen Parkway, Suite 1200

Houston, Texas 77019
Facsimile: (713) 621-9545
Attention:  Ron W. Bopp

With copies to:

Vinson & Elkins, L.L.P.

2300 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Facsimile:  (713) 615-5861

Attention:  David P. Oelman

Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

(i)            Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)            Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) (excluding any dispute or disagreement among the Parties concerning the Working Capital True Up, which shall be resolved pursuant to the provisions of §2(c)), shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.   Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other Party.  The arbitration shall be conducted in Denver, Colorado, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The Parties agree that the arbitration provided for in this §10(j) shall be the exclusive means to resolve all Disputes and the arbitrator shall be empowered to grant specific performance or other equitable remedies to a Party.

(k)           Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company, Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l)            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m)          Expenses.  Except as otherwise provided in this §10(m) or in §2(c), Buyer and each Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest)  incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(n)           Buyer Parent Guaranty.

Buyer Parent irrevocably and unconditionally guarantees to each Seller (the “Guaranty”) the full and punctual performance and compliance by Buyer with each and every covenant, indemnity, term and condition to be performed or complied with by Buyer under this Agreement, the Confidentiality Agreement and the Escrow Agreement.  The Guaranty expressed in this §10(n) is an absolute, present, primary and continuing guaranty of performance and compliance. Buyer Parent acknowledges and agrees that its liability under the Guaranty is joint and several with Buyer and, upon any default by Buyer, Sellers shall not be obligated to first attempt enforcement against Buyer.  Buyer Parent waives any and all defenses to enforcement of the Guaranty, now existing or hereafter arising, which may be available to guarantors, sureties and other secondary parties at law or in equity.  Buyer Parent agrees to pay all reasonable costs and expenses, including reasonable attorney fees and related costs, incurred by Sellers or any Affiliates in enforcing the Guaranty.

(o)           Individual Joinder.  Jay A. Precourt joins as a signatory to this Agreement solely and exclusively with respect to the covenants set forth in §6(f), (i) and (j) and for no other purpose and Frederic C. Hamilton joins as a signatory to this Agreement solely and exclusively with respect to the covenants set forth in §6(f) and (i) and for no other purpose

(p)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including without limitation.

(q)           Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement.

(r)            Bold and/or Capitalized Letters.  THE PARTIES AGREE THAT THE BOLD AND/OR CAPITALIZED LETTERS IN THIS AGREEMENT CONSTITUTE CONSPICUOUS LEGENDS.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

SCISSORTAIL ENERGY, LLC

By:
Title:

BUYER:

COPANO ENERGY/ROCKY MOUNTAINS AND
MID-CONTINENT, L.L.C.

By:
Title:

BUYER PARENT:

COPANO ENERGY, L.L.C.

By:
Title:

SELLERS:

HAMILTON SCISSORTAIL LLC

By:
Title:

SCISSORTAIL HOLDINGS, LLC

By:
Title:

Joining as signatory solely and exclusively with respect to the covenants set forth in §6(f),(i) and (j) and for no other purpose:

Jay A. Precourt

Joining as signatory solely and exclusively with respect to the covenants set forth in §6(f) and (i) and for no other purpose:

Frederic C. Hamilton

2